SCHEDULE 14A INFORMATION
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TESORO CORPORATION

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2009

Tesoro Corporation will hold its 2009 Annual Meeting of Stockholders on Wednesday, May 6, 2009, at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas, beginning at 4:00 P.M. Central Time:

1. To elect nine directors;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2009; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of common stock of record at the close of business on March 12, 2009, are entitled to notice of, and to vote at, the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. If you received notice of how to access the proxy materials over the internet, a proxy card was not sent to you and you may vote only by telephone or online. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or online. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the internet.

By Order of the Board of Directors,

CHARLES S. PARRISH
Secretary

March 26, 2009
San Antonio, Texas

i

TESORO CORPORATION
PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS
MAY 6, 2009

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tesoro Corporation of proxies to be voted at the 2009 Annual Meeting of Stockholders to be held on Wednesday, May 6, 2009, and at any adjournment thereof.

Each proxy will be voted as specified thereon by the stockholder. Any duly executed proxy not specifying the contrary will be voted as follows:

(1) for the directors nominated for election at the meeting, and

(2)	in favor of the proposal to ratify Ernst & Young LLP as our independent auditors for fiscal year 2009.

A stockholder giving a proxy may revoke it by written notice received by Tesoro’s Corporate Secretary at any time before it is voted.

At the close of business on March 12, 2009, the record date for the 2009 Annual Meeting, there were 139,360,994 shares of our common stock outstanding and entitled to vote. The holders of our common stock are entitled to one vote for each share held by them on all matters submitted to them. We have no other voting securities outstanding.

Our principal executive offices are located at 300 Concord Plaza Drive, San Antonio, Texas 78216-6999. This Proxy Statement and accompanying form of proxy are first being made available to stockholders on or about March 26, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 6, 2009: This proxy statement and our 2008 Annual Report on Form 10-K are available at www.proxydocs.com/tso.

QUESTIONS AND ANSWERS

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on March 12, 2009 will be entitled to notice of, and to vote at, our 2009 Annual Meeting of Stockholders or any reconvened meetings after any adjournments of the meeting.

How many shares can stockholders vote?

On the record date, March 12, 2009, we had 139,360,994 shares of common stock outstanding, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What matters am I voting on?

You are being asked to vote on the election of nine directors and the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2009.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote as follows:

•	“FOR” the proposed slate of directors, and

•	“FOR” the ratification of the appointment of Ernst & Young LLP.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and access to these proxy materials is being provided directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name. Notice that access to these proxy materials is available to you is being provided by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

How do I cast my vote?

If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the following three methods:

•	Vote by Internet, by going to the web address www.proxypush.com/tso and following the instructions for internet voting or if you have received a paper copy of the proxy card by mail by following the instructions on the proxy card.

•	Vote by Telephone, by dialing 1-866-390-9971 and following the instructions for telephone voting or if you have received a paper copy of the proxy card by mail by following the instructions on the proxy card.

•	Vote by Mail, by completing, signing, dating and mailing the proxy card mailed to you in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

The deadline for voting electronically through the internet or by telephone is 4:59 p.m., Eastern Time, on May 5, 2009.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

The proxies identified on the back of the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the nominated slate of directors and “FOR” each of the other proposals. The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.

What if I am a participant in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan?

Participants in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan may instruct Fidelity Management Trust Company, as trustee for such plans, how to vote all shares of Tesoro common stock allocated to their accounts. If a participant in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan does not instruct Fidelity Management Trust Company how to vote, the shares of Tesoro common stock allocated to such participant’s accounts will not be voted.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card or voting by internet or by telephone, you authorize the proxies to use their judgment to determine how to vote on any other matter properly brought before the meeting. The proxies identified on the back of the proxy will vote your shares in accordance with your instructions. If you sign and return your proxy card or otherwise vote without giving specific voting instructions, the proxies will vote your shares “FOR” the nominated slate of directors and “FOR” each of the other proposals. The Board does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

Can I change or revoke my proxy after I vote?

Yes. Whether you vote by telephone, internet or by mail, you can change or revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy card bearing a later date;

•	Voting again by telephone or the internet at a later time;

•	Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

•	Attending the meeting and voting your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What does it mean if I get more than one proxy card?

Your shares are probably registered in more than one account. You should vote each proxy card you receive.

What is a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is the presence of stockholders, in person or by proxy, who own a majority of the outstanding shares as of the record date. A proxy that a stockholder submits may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Proxies that are marked “abstain”, proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” (“broker non-votes”) and proxies reflecting shares subject to stockholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules consider the election of directors and the ratification of the selection of our independent auditors to be routine matters. As a result, your broker is permitted to vote your shares on those matters at its discretion without instruction from you. When a proposal is not a routine matter and the beneficial owner of the shares has not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on the proposal. This is called a broker non-vote.

How many votes are needed for approval of each proposal?

•	The election of directors requires a plurality vote of the votes cast at the meeting. “Plurality” means that the nine individuals receiving the highest number of “FOR” votes will be elected to the Board. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction of the stockholder to withhold authority, abstentions or a broker non-vote) will not be counted in that nominee’s favor. Under the majority vote provision of our Corporate Governance Guidelines, in the event that a nominee fails to receive a greater number of votes “for” election than votes “withheld”, he is required to promptly tender his resignation. For more information, see “Proposal No. 1 – Election of Directors” on page 8.

•	The ratification of the appointment of Ernst & Young LLP requires the affirmative “FOR” vote of a majority of the votes cast, in person or by proxy, at the meeting. Abstentions from voting and shares that are subject to stockholder withholding or broker non-vote are not counted as “votes cast” with respect to that proposal and, therefore, will have no effect on that vote.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

How will proxies be solicited? Who will bear the cost?

We will bear the cost of the solicitation. In addition to the use of the internet and mails, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram or otherwise. We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated, or Innisfree, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone or similar means. We will pay Innisfree its customary fees, estimated not to exceed $8,500, and will reimburse Innisfree for certain expenses.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 26, 2009. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Tesoro Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general require that the notice be received by the Corporate Secretary:

•	Not earlier than the close of business on November 7, 2009.

•	Not later than the close of business on February 5, 2010.

If the date of the stockholder meeting is moved more than 45 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the 90th day prior to the meeting. If the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, the deadline is 10 days after public announcement of the meeting date.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our Bylaws permit stockholders to nominate directors for election at an annual stockholders meeting. To nominate a director, the stockholder must deliver the information and materials required by our Bylaws including, among other things, a questionnaire completed by the proposed nominee.

What is the deadline to propose or nominate individuals to serve as directors?

A stockholder may send a proposed director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered as outlined in “Corporate Governance – Committees of the Board of Directors – Governance Committee – Consideration of Nominees for Membership on the Board of Directors” on page 22.

To nominate an individual for election at an annual stockholders meeting, the stockholder must give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 7, 2009 and the close of business on February 5, 2010, unless the annual meeting is moved by more than 45 days after the anniversary of the prior year’s annual meeting, in which case the deadline will be as described in “Corporate Governance – Stockholder Communications – Nomination of Directors” on page 24.

How may I obtain a copy of Tesoro’s Bylaw provisions regarding stockholder proposals and director nominations?

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Electronic Availability of Proxy Materials for 2009 Annual Meeting

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. On or about March 26, 2009, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote over the internet or by telephone.

This new process is designed to expedite stockholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the 2009 Annual Meeting, the stockholders are requested to elect nine directors, constituting the whole Board of Directors, to hold office until the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified. Proxies cannot be voted for more than nine nominees. Unless otherwise specified, all duly executed proxies received on a timely basis will be voted for the nominees set forth below. All of the nominees are currently on our Board of Directors. Each of the nominees has indicated his willingness to serve as a director, if elected, and we have no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve.

The election of director nominees requires a plurality of the votes cast at the election. Under Delaware law and our Restated Certificate of Incorporation and Bylaws, shares as to which a stockholder withholds authority to vote on the election of directors (“Abstentions”) and shares as to which a broker indicates that it does not have discretionary authority to vote (“Broker Non-Votes”) will not be counted as voting on the election of directors and will not affect the election of the nominees receiving a plurality of the votes cast.

Tesoro has adopted a majority vote provision as part of our Corporate Governance Guidelines. Under this provision, in an uncontested election of directors (i.e. an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) is required to promptly tender his or her resignation to the Board following certification of the stockholder vote. Our Corporate Governance Guidelines are available on our website, www.tsocorp.com under the heading “About Tesoro” under the subheading “Social Responsibility” and are available in print to any stockholder who requests them from Tesoro’s Corporate Secretary.

The Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will then act on the Governance Committee’s recommendation taking into account the Governance Committee’s recommendation and will publicly disclose its decision regarding whether to accept the director’s resignation offer, or, if applicable, the reason(s) for rejecting the resignation offer, in a Form 8-K or 10-Q furnished to the Securities and Exchange Commission within ninety (90) days from the date of the certification of the stockholder vote. The Governance Committee in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant, including, without limitation, the stated reasons why stockholders “withheld”, or third parties recommended that stockholders withhold, votes for election from such director, the reasonableness and accuracy of the bases for such reasons and recommendation, the length of service and qualifications of such director, the director’s contributions to Tesoro, and our Corporate Governance Guidelines.

If the resignation of a director tendering his or her resignation pursuant to this policy is accepted by the Board, then the Governance Committee will recommend to the Board whether to fill such vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves solely for the purpose of considering the resignation offers and recommend to the Board whether to accept them.

Information Concerning Directors and Nominees

Information regarding the business experience of each nominee for director and certain other information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and notes thereto have been furnished to us by the respective nominees. No director or nominee for election as a director of Tesoro has a family relationship with any other director, nominee or executive officer of Tesoro. Our Board of Directors recommends that you vote FOR the election to the Board of each of the following nominees.

John F. Bookout, III Appointed Director in 2006 Age 55	Mr. Bookout spent most of his 29-year career with McKinsey & Company working in petroleum refining, marketing, exploration and development, and the natural gas and electric utility industries. During his career, he held numerous leadership roles. Before relocating to Texas in 1995, he spent six years as Managing Partner of McKinsey’s Los Angeles Office and four years in London where he led McKinsey’s European Energy Practice. He also served as Managing Partner of the Texas Office, as co-leader of the Firm’s North American Energy Practice, and as a member of McKinsey’s Shareholders’ Committee. Mr. Bookout was a Director of McKinsey & Company in their Houston office until October 2006. Mr. Bookout is also a director of McDermott International, Inc., a publicly-held worldwide energy and services company, and is a senior advisor to Kohlberg Kravis Roberts & Co., an independently owned private equity firm.

Rodney F. Chase Appointed Director in 2006 Age 65	Mr. Chase spent his entire 39-year career with BP plc. He held positions within the upstream and downstream segments of the industry in Australia, Europe and North America. His background includes positions in shipping, refining, marketing, distribution, oil trading and gas as well as finance and strategic planning at the corporate executive level. In 1986, he was appointed Chief Executive Officer of BP Finance International and Group Treasurer. From 1999 to 2003, Mr. Chase served as Deputy Chief Executive Officer and President, Exploration, Production, Refining and Marketing. From 2003 to 2008, Mr. Chase served as Senior Advisor for the U.S. and Europe for Lehman Brothers, Ltd. in London, England. He currently serves as a Non-Executive Chairman for Petrofac Ltd. in the UK, an international oil and gas services company, and Deputy Chairman of Tesco Plc., an international retailing company. In addition, he serves on the corporate boards for Computer Sciences Corporation, an IT outsourcing, systems integration and consulting company, and Nalco Company, a water treatment, process chemicals, and equipment company.

Robert W. Goldman Appointed Director in 2004 Age 66	Mr. Goldman has been a financial consultant since 2002. From July 1998 to October 2002, he was Senior Vice President and Chief Financial Officer of Conoco Inc. Prior to joining Conoco in 1988 as its Vice President and Controller, he had worked for E.I. DuPont de Nemours & Co., Inc. in a variety of financial and operating roles. Mr. Goldman serves on the boards of El Paso Corporation, a publicly-held provider of natural gas and related energy products that owns North America’s largest natural gas pipeline system and is one of North America’s largest independent natural gas producers, Parker Drilling Company, a publicly-held global energy company specializing in offshore drilling and workover services, and McDermott International, Inc., a publicly-held worldwide energy and services company. Mr. Goldman is a member of the Outside Advisory Council of Global Infrastructure Partners. He is a former chairman of the Accounting Committee of the American Petroleum Institute. He served as Vice President, Finance of the London-based World Petroleum Council from 2002 to July 2008.

Steven H. Grapstein Lead Director Appointed Director in 1992 Age 51	Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc. (formerly known as Kuo Investment Company and subsidiaries), an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Mr. Grapstein also holds the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company, since 1999. He is also a Director of Mulberry Group Plc., a publicly listed British designer and manufacturer of fashion and interior design products, and several privately held hotel and real estate entities.

William J. Johnson Appointed Director in 1996 Age 74	Mr. Johnson has been a petroleum consultant since 1994 and President, Director and sole shareholder of JonLoc Inc., a private oil and gas company, since 1994. Mr. Johnson previously served as President, Chief Operating Officer and director of Apache Corporation, a publicly-held independent oil and gas company. Mr. Johnson also served on the board of directors of Devon Energy Corporation, a publicly held company engaged in oil and gas exploration, development and production, and the acquisition of producing properties, from 1999 through 2008.

J.W. (Jim) Nokes Appointed Director in 2007 Age 62	Mr. Nokes spent his 36-year career with ConocoPhillips, and retired in 2006 as Executive Vice President of worldwide Refining, Marketing, Supply and Transportation. His background primarily includes refining, marketing, crude and products trading, commercial natural gas operations and transportation. He also had assignments in exploration and production, as well as strategic planning. In 1991, he was appointed Vice President of U.S. Marketing and Product Trading. Beginning in 1994, he was Vice President of U.S. Downstream Business. For eight years beginning in 1999, he was Executive Vice President of Refining, Marketing, Supply and Transportation for the company’s global business. Mr. Nokes was a member of the World Business Council for Sustainable Development and sat on the Board of Directors of the American Petroleum Institute, as well as the American Petroleum Institute Transportation, Marketing and Downstream Committee. Mr. Nokes is also a Director of Post Oak Bank, N.A., a Houston-based commercial bank, and Albemarle Corporation, a publicly-held supplier of specialty chemicals.

Donald H. Schmude Appointed Director in 1999 Age 73	Mr. Schmude has 38 years of experience in the energy industry with Texaco and Star Enterprise, a Texaco and Saudi Aramco joint venture. Prior to his retirement from Texaco in 1994, he was Vice President of Texaco and President and Chief Executive Officer of Texaco Refining & Marketing Inc. in Houston, Texas and Los Angeles, California. He also served as Vice President of Texaco, Inc., Special Projects, in Anacortes, Washington, and held various refinery engineering, planning and marketing positions.

Bruce A. Smith Chairman of the Board of Directors, President and Chief Executive Officer Appointed Director in 1995 Age 65	Mr. Smith has been Chairman of the Board of Directors, President and Chief Executive Officer of Tesoro since June 1996. He has been a director of Tesoro since July 1995. Mr. Smith was President and Chief Executive Officer of Tesoro from September 1995 to June 1996 and Executive Vice President, Chief Financial Officer and Chief Operating Officer of Tesoro from July 1995 to September 1995.

Michael E. Wiley Appointed Director in 2005 Age 58	Mr. Wiley has 35 years experience in the energy industry. Most recently he served as Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until his retirement in October 2004. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley is a director of Bill Barrett Corporation, a publicly-held oil and gas exploration and production company, Asia Pacific Exploration Consolidated, L.P., a privately held oil and gas company, and Post Oak Bank, N.A., a Houston-based commercial bank. He also serves as a Trustee of the Fidelity Funds.

Meetings of the Board of Directors

The Board of Directors met nine times during 2008. Each member of the Board attended at least 75% of the meetings of the Board and committees on which such director served during 2008.

Independence of Certain Directors

The Board of Directors has affirmatively determined that each of Messers. Bookout, Chase, Goldman, Grapstein, Johnson, Nokes, Schmude and Wiley has no material relationship with Tesoro and has satisfied the independence requirements of the Securities and Exchange Commission and the NYSE. In addition, the Board has determined that all of the members of each of the Audit, Compensation and Governance Committees of the Board meet the independence requirements of the NYSE and SEC. In assessing director independence, the Board of Directors considered the relationships (as a customer or supplier or otherwise) of Tesoro with various companies and charities with which such directors may be affiliated and has determined that none of these relationships could impair the independence of such directors. In making this assessment, as to such companies, the Board took into account the level of transactions with such companies in relationship to Tesoro’s and the other parties’ aggregate sales, the level of director involvement in such transactions and the ability of such directors to influence such transactions and as to charities, the Board reviewed the charities to which Tesoro made donations and determined that none of the directors were associated with any of such charities.

Requirements and Other Criteria for Directors

Our Corporate Governance Guidelines provide that all members of the Board are expected to attend Tesoro’s annual meeting of stockholders. All of our directors attended the 2008 Annual Meeting of Stockholders. We require that a majority of our directors be independent in accordance with the requirements of the NYSE and SEC. In addition, the Governance Committee is required to seek to attain a diverse Board and that any search by such committee or any search firm to fill vacancies will seek to include diverse candidates from traditional and non-traditional pools. Other than these requirements, the Board has not defined any other minimum requirements for Board membership. In general, however, persons considered for Board positions must have demonstrated leadership capabilities, have no personal or financial interest that would conflict or appear to conflict with the interests of Tesoro and be willing and able to commit the necessary time for Board and committee service. Our Corporate Governance Guidelines are available on our website at www.tsocorp.com under the heading “About Tesoro” under the subheading “Social Responsibility” and are available in print to any stockholder who requests them from the Secretary of Tesoro.

COMPENSATION OF DIRECTORS

In 2008, we provided the following annual compensation to directors who are not employees:

Director Compensation

				Change in
				Pension
				Value and
	Fees			Nonqualified
	Earned or			Deferred
	Paid in	Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation	Total
Name	(1)($)	(2)($)	(3)($)	(4)(5)($)	(6)($)	($)
John F. Bookout, III	50,000	50,055	32,250	-	252	132,557
Rodney F. Chase	50,000	50,055	32,250	-	770	133,075
Robert W. Goldman	58,000	50,055	32,250	701	900	141,906
Steven H. Grapstein	90,000	50,055	32,250	9,683	220	182,208
William J. Johnson	60,000	50,055	32,250	-	1,224	143,529
J.W. (Jim) Nokes	50,000	50,055	32,250	-	588	132,893
Donald H. Schmude	58,000	50,055	32,250	5,011	1,224	146,540
Michael E. Wiley	50,000	50,055	32,250	782	372	133,459

(1)	Of the fees earned, the following amounts were elected by the director to be deferred: Mr. Bookout, $50,000; Mr. Goldman, $23,200; Mr. Grapstein, $90,000; Mr. Schmude, $58,000; and Mr. Wiley, $25,000.

(2)	Under the 2005 Director Compensation Plan, a portion of the retainer fee is to be paid to the director in the form of shares of Tesoro stock. The number of shares to be issued is determined by dividing the designated portion of the retainer fee by the closing price of the stock on the last day of each service period ending January 31, April 30, July 31 and October 31. The shares to be issued are rounded up to the next whole share.

(3)	The amount shown in this column reflects the compensation expense for the options granted to the Directors recognized by Tesoro in 2008 in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) (“SFAS 123R”) “Share-Based Payment”, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the Directors in 2008. A discussion of the assumptions used in calculating stock-based compensation is set forth in note O to the notes to our consolidated financial statements included in our Annual Report on Form 10-K.

The stock option detail for each director is shown in the following table along with the total grant date fair value of the awards computed in accordance with SFAS 123R.

				Grant Date Fair
		Options	Option	Value of Option	Total Options
		Granted	Price	Awards	Outstanding
Director	Grant Date	(#)	($/Sh)	($)	(#)
John F. Bookout, III	5/07/08	3,000	24.68	32,250	19,000
Rodney F. Chase	5/07/08	3,000	24.68	32,250	19,000
Robert W. Goldman	5/07/08	3,000	24.68	32,250	37,000
Steven H. Grapstein	5/07/08	3,000	24.68	32,250	53,000
William J. Johnson	5/07/08	3,000	24.68	32,250	51,000
J.W. (Jim) Nokes	5/07/08	3,000	24.68	32,250	19,000
Donald H. Schmude	5/07/08	3,000	24.68	32,250	63,000
Michael E. Wiley	5/07/08	3,000	24.68	32,250	31,000

(4)	Directors may elect to defer the cash portion of the retainer fee to the Director Phantom Stock Plan. Deferred amounts are posted to the electing director’s account in stock equivalent units at the end of each service period determined by dividing the amount deferred by the closing Tesoro stock price on the last day of the service period. Equivalent units are added to the directors’ accounts in an amount equal to the declared dividend based on the closing price on the dividend payment date. Each director receives stock equivalent units for an annual accrual of $7,250, or a prorated amount for directors not serving a full year, divided by the closing stock price for the last business day of the year. All stock equivalent units are adjusted to the closing stock price for the last business day of each reporting period. As all deferrals, accruals, dividends and balances are valued based on the closing stock price as of each designated date, there is no preferential earnings to be included in the table above.

(5)	Directors may elect to defer all or a portion of the lead director and committee chair fees to the Director Deferred Compensation Plan. Amounts deferred are to be credited with interest, as applied at the end of each calendar quarter to the balance at the end of the prior calendar quarter, at the prime rate plus two percent (2%). The interest shown is the amount that exceeds 120% of the applicable federal rate.

(6)	Directors are provided with life insurance coverage for which Tesoro pays the premium as listed in this column.

Retainer, Lead Director Fee and Meeting Attendance Fees

Each member of the Board who is not an officer of Tesoro receives a base retainer of $100,000 per year, $50,000 of which is payable in shares of Tesoro common stock under the 2005 Director Compensation Plan described below and $50,000 of which is payable in cash. The independent, non-employee Lead Director of the Board receives an additional $25,000 per year for his service in that capacity. In addition, the chair of the Audit Committee receives $15,000 per year, the chair of the Compensation Committee receives $10,000 per year and the chairs of the Environmental, Health & Safety and Governance Committees each receive $8,000 per year for service in such positions. We reimburse our directors for travel and lodging expenses that they incur in connection with their attendance at meetings of the Board, meetings of any Board committee of which they are a member and our annual meeting of stockholders.

2005 Director Compensation Plan

The Tesoro Corporation 2005 Director Compensation Plan, which we refer to as the 2005 Plan, provides non-employee directors an opportunity to obtain or increase their proprietary interest in Tesoro, thereby encouraging them to continue to serve on our Board of Directors. The 2005 Plan provides that a non-employee director’s annual retainer fee (as it may be determined by the Board from time to time, which is currently $100,000 as described above) for any twelve-month period beginning May 1 and ending April 30 will be paid in quarterly installments. For each service period during the term of the 2005 Plan, provided there are sufficient shares of our common stock remaining available for issuance under the 2005 Plan, we will pay to each non-employee director the non-cash portion of the annual retainer fee earned during the service period in whole shares of our common stock. The number of shares of our common stock to be delivered to each non-employee director will be determined by dividing the amount of the non-cash portion of the annual retainer fee earned during the service period by the fair market value of our common stock on the last trading day during such service period (generally, determined as the closing sale price of the common stock on that date as reported on the NYSE). No fractional shares of our common stock will be issued under the 2005 Plan; accordingly, the number of shares of our common stock to be delivered to a non-employee director with respect to the non-cash portion of the annual retainer fee earned during a service period will be rounded up to the nearest whole share if necessary to prevent the issuance of a fractional share. The maximum number of shares of our common stock that may be granted under the 2005 Plan is 100,000, subject to certain adjustments.

Deferred Compensation Plan

Under the Tesoro Corporation Board of Directors Deferred Compensation Plan, a director electing to participate may defer between 20% and 100% of his total cash compensation for the ensuing year, with deferred compensation credited to an interest-bearing account maintained by us. Interest is applied each quarter to the beginning balance at the prime rate published in the Wall Street Journal on the last business day of such quarter plus two percentage points (5.25% at December 31, 2008). All payments under the Deferred Compensation Plan are solely our obligation. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is payable to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments. In the event of a change of control (as “change of control” is defined in the Deferred Compensation Plan), the balance in each participating director’s account will be distributed to him as a lump sum within 30 days after the date of the change of control. We also have an agreement with Frost National Bank of San Antonio, Texas, under which the Tesoro Corporation Board of Directors Deferred Compensation Plan Trust was established for the sole purpose of creating a fund to provide for the payment of deferred compensation to participating directors under the Deferred Compensation Plan.

Deferred Phantom Stock Plan

Under the Tesoro Corporation Board of Directors Deferred Phantom Stock Plan, each non-employee director shall have credited to his account as of the last day of the year a yearly accrual equal to $7,250 (limited to 15 accruals, including previous accruals of retirement benefits under a previous director retirement plan); and each participant who is serving as a chairman of a committee of the Board immediately prior to his termination as director and who has served at least three years as a director shall have an additional accrual equal to $5,000 credited to his account. The Deferred Phantom Stock Plan allows for pro rata calculations of the yearly accrual in the event a director serves for part of a year. In addition, a participating director may elect to defer any part or all of the cash portion of his annual director retainer into his account. Each transfer, accrual or deferral shall be credited quarterly to the participating director’s account in units based upon the number of shares that could have been purchased with the dollars credited based upon the closing price of our common stock on the NYSE on the date the amount is credited. Dividends or other distributions accrue to the participating director’s account. Participating directors are vested 100% at all times with respect to deferrals. Participating directors vest in the yearly accruals upon completion of three full years of service as a member of the Board. If a participating director voluntarily resigns or is removed from the Board prior to serving three years on the Board, he shall forfeit all amounts not vested. If a director dies, retires, or becomes disabled, he shall be 100% vested in his account without regard to service. Distributions from the Deferred Phantom Stock Plan shall be made in cash, based on the closing market price of our common stock on the NYSE on the business day immediately preceding the date on which the cash distribution is to be made, and such distributions shall be made in either a lump-sum distribution or in annual installments not exceeding ten years as elected by the director concurrent with his or her deferral election. If the director has changed his election in the one year period preceding such event, the change in the election will not be effective and the distribution will be made in accordance with the director’s prior election. Death, disability, retirement or cessation of status as a director of Tesoro constitute events requiring a distribution. Upon the death of a participating director, the participating director’s beneficiary or beneficiaries will receive, as soon as practicable, the cash value of the participating director’s account as of the date of death. At December 31, 2008, participating directors’ accounts included the following units of phantom stock: Mr. Bookout – 5,349 units; Mr. Chase – 857 units; Mr. Goldman – 5,019 units; Mr. Grapstein – 41,278 units; Mr. Johnson – 13,478 units; Mr. Nokes – 681 units; Mr. Schmude – 30,722 units; and Mr. Wiley – 4,596 units.

1995 Non-Employee Director Stock Option Plan

Our 1995 Non-Employee Director Stock Option Plan, which we refer to as the 1995 Plan, provides for the grant to non-employee directors of automatic, non-discretionary stock options, at an exercise price equal to the fair market value of our common stock as of the date of grant. Under the 1995 Plan, each person serving as a non-employee director initially receives an option to purchase 5,000 shares of our common stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to be granted, is granted an option to purchase 3,000 shares of our common stock on the next day after each annual meeting of our stockholders, but not later than June 1 if no annual meeting is held. All options under the 1995 Plan become exercisable six months after the date of grant. The 1995 Plan will terminate as to the issuance of stock options in February 2010.

Group Life Insurance Benefits

We provide group life insurance benefits in the amount of $100,000 and accidental death and dismemberment insurance up to a maximum of $350,000 for each of the members of the Board of Directors who are not our employees and certain former non-employee directors. The total premiums paid for such insurance ranged from $220 to $1,320 per director or former director during 2008.

2009 Director Compensation

The Board approved changes to its compensation program effective May 1, 2009. The new program provides for an annual retainer of $220,000 with one-half paid in cash and the other half paid in phantom stock which must be deferred for a minimum three years before it may be distributed to a Director. The new program eliminates the annual grant of stock options and the annual crediting of deferred phantom stock valued at $7,250 to the Director Deferred Phantom Stock Plan. The new compensation program maintains the same level of Lead Director and Committee Chairman fees and continues our practice of not paying meeting attendance fees.

The annual retainer will be paid in quarterly installments. Deferred phantom stock will be credited to a Director’s account using the market price of Tesoro’s common stock at the end of each calendar quarter. Unless elected by a Director to be further deferred, phantom stock will be distributed to Directors in cash at the end of the three year deferral period using the market price of our common stock on the date of distribution. The new program is simpler in design and reflects best practice. We feel that providing a significant portion of a Director’s compensation in the form of deferred phantom stock provides greater linkage of Director pay to stockholder interests.

Concurrent with adoption of the 2009 Director compensation program, the Board approved changes to the Director Stock Ownership guidelines. The new guidelines require Directors to own stock (either directly or as deferred phantom shares) valued at five times their annual cash retainer. Current Directors have five years from May 1, 2009 to meet the ownership target. New Directors will have five years from their initial election to the Board to meet their ownership requirement.

CORPORATE GOVERNANCE

Tesoro is committed to integrity, reliability and transparency in its public disclosures. Years before the implementation of the corporate governance requirements of the Sarbanes-Oxley Act of 2002, Tesoro had implemented corporate governance guidelines, established Audit, Compensation and Governance Committees consisting entirely of non-management, independent directors, ensured that a majority of the members of the Board of Directors were non-management, independent directors, ensured that each of our directors stands for election by the stockholders each year, and established a Lead Director to preside over meetings of the independent directors. In recent years, we have taken additional steps to implement enhancements to our corporate governance practices in response to new corporate governance listing standards of the NYSE and regulations of the SEC. We have held regular executive sessions for non-management, independent members of the Board. In 2008, the non-management, independent directors met in executive session five times and the members of the Audit Committee met in executive session five times. Mr. Grapstein presided over these sessions as Lead Director and chair of the Audit Committee, respectively. In his role as Lead Director, Mr. Grapstein works with management to determine the agenda for all Board meetings. The Governance Committee, which consists entirely of non-management, independent directors, chooses the Lead Director annually, immediately after the Annual Meeting of Stockholders. In addition, we have:

•	maintained procedures for receiving, retaining and treating complaints from any source regarding accounting, internal controls and auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	followed existing pre-approval policies and procedures for all audit and non-audit services performed by the independent auditors; and

•	maintained Tesoro’s Code of Business Conduct, which applies to all directors, officers and employees and the Code of Business Conduct and Ethics for Senior Financial Executives, which applies to certain senior financial officers.

Committees of the Board of Directors

The Board has the following standing committees:  Audit Committee, Compensation Committee, Environmental, Health & Safety Committee, and Governance Committee, each of which has a written committee charter that is available on our website at www.tsocorp.com under the heading “About Tesoro” under the subheading “Social Responsibility” and is available in print to any stockholder who requests it from Tesoro’s Corporate Secretary.

     Audit Committee

Function:  The Audit Committee’s primary purpose is to provide assistance to the Board in fulfilling its responsibility to Tesoro and its stockholders relating to its oversight of management and its auditors concerning corporate accounting, financial reporting practices, and the quality and integrity of Tesoro’s financial reports, including our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of Tesoro’s internal audit function and independent auditors, and the preparation of the report required by the rules of the SEC to be included in our annual proxy statement.

Members:  Mr. Grapstein (Chairman), Mr. Bookout, Mr. Chase and Mr. Goldman.

Meetings in 2008:  6

Approval of Audit and Non-Audit Services:  Since the beginning of 2003, 100% of audit and non-audit services provided by the independent auditors were approved by the Audit Committee.

Service on Other Audit Committees:  No member of the Audit Committee serves on the audit committees of more than three public companies, including Tesoro, except Mr. Chase, who serves on the audit committees of four public companies, including Tesoro. Tesoro’s Governance Committee carefully considered whether Mr. Chase’s service on three other audit committees would impair his ability to effectively serve on Tesoro’s Audit Committee or prevent him from devoting the time and energy necessary for Tesoro’s Audit Committee. The

Governance Committee unanimously concluded that Mr. Chase is always very well prepared and makes significant contributions to Audit Committee meetings, and that his service on the audit committees of four public companies does not impair his effectiveness on Tesoro’s Audit Committee.

Audit Committee Financial Expert:  The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing, but are financially literate and each of the members of the Committee, currently comprised of Messers. Grapstein, Bookout, Chase and Goldman, qualify as “audit committee financial experts,” as defined by SEC rules.

     Compensation Committee

Function:  The Compensation Committee’s primary purpose is to discharge the responsibilities of the Board to our stockholders with respect to our compensation programs and compensation of our Chief Executive Officer and other members of Tesoro’s senior management. In performing its duties, the Compensation Committee does the following: reviews and approves all areas of senior executive compensation, including the compensation of the executive officers named in the Summary Compensation Table below under “Executive Compensation”; reviews and approves the aggregate amount of all cash incentive awards and stock incentives for our employees; administers our long-term incentive plans; reviews retirement matters; reviews new employment or management stability agreements and amendments and extensions of existing agreements and administers and interprets employment agreements; prepares an annual report for inclusion in our proxy statement on the compensation of our CEO and named executive officers; and provides information and advice annually to the Governance Committee on compensation for non-employee directors.

The Compensation Committee periodically approves and adopts, or makes recommendations to the Board for, Tesoro’s compensation decisions (including the approval of option and restricted stock grants to executive officers). The CEO, CFO, the General Counsel, the Senior Vice President, Administration and the Managing Director, Compensation and Benefits attend regular Committee meetings. Each meeting concludes with an executive session during which only the Compensation Committee members, all of whom are non-management, independent directors, are present. The Compensation Committee regularly engages Towers Perrin as a consultant to review Tesoro’s compensation practices and to compare the compensation of Tesoro’s executive officers to those of a comparative group. For more information on the role of Towers Perrin in determining or recommending the amount or form of executive compensation, please see the discussion under “Executive Compensation – Compensation Discussion and Analysis”.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, or NEOs, to consider appropriate compensation for our CEO. With respect to our CEO, the Governance Committee receives a list of goals from the CEO each year during the first quarter. The CEO formally reviews his performance against these individual goals with the Board during the year and after the close of the fiscal year. The Governance Committee analyzes the CEO’s performance and reports the results to the Compensation Committee which combines this performance review with other data and input from non-management, independent directors to determine the CEO’s base salary, annual cash incentive plan award payout and long-term equity incentive awards. For all other executive officers, including our NEOs, our CEO makes recommendations to the Compensation Committee with respect to the appropriate base salary, payments to be made under our annual cash incentive program and grants of long-term equity incentive awards for all NEOs. These recommendations are made after the results of operations for the prior fiscal year and our annual capital budget have been approved by our entire Board of Directors.

Members:  Mr. Johnson (Chairman), Mr. Bookout, Mr. Nokes and Mr. Wiley.

Meetings in 2008:  7

     Environmental, Health & Safety Committee

Function:  The Environmental, Health & Safety Committee assists the Board in fulfilling its oversight responsibilities for environmental, health, safety and security policy and procedures. In performing its duties, the Environmental, Health & Safety Committee reviews Tesoro’s compliance programs; reviews significant operational events with environmental, health, safety and/or security implications; is apprised of significant environmental, health, safety and security regulatory developments; and reviews Tesoro’s material regulatory capital expenditures.

Members:  Mr. Schmude (Chairman), Mr. Chase, Mr. Nokes and Mr. Wiley

Meetings in 2008:  4

     Governance Committee

Function:  The Governance Committee takes a leadership role in and provides assistance to the Board in fulfilling its corporate governance responsibilities to our stockholders. The Governance Committee also reviews and makes recommendations to the Board annually regarding: the organization and structure of the Board and the committees of the Board; compensation for the non-management, independent members of the Board; corporate governance guidelines; and the role and effectiveness of the CEO, the Board and each committee of the Board.

Members:  Mr. Goldman (Chairman), Mr. Grapstein, Mr. Johnson and Mr. Schmude.

Meetings in 2008:  4

Consideration of Nominees for Membership on the Board of Directors:  The Governance Committee considers from time to time suitable candidates for membership on the Board, including nominees recommended by stockholders. At the direction of the Governance Committee, our CEO initially meets with a potential Board candidate to provide information about Tesoro and determine whether the candidate has an interest in serving on the Board. Afterwards, the potential candidate meets with the Chairman of the Governance Committee. If both the Chairman of the Governance Committee and the CEO agree that the individual might be a good candidate for Board membership, the candidate is invited to meet with the other members of the Board. If the Board concurs that the candidate might be a good addition to the Board, separate meetings are arranged with our independent auditors and the Senior Vice President, General Counsel and Secretary. Stockholders wishing to submit a recommendation for a potential Board candidate should write the Corporate Secretary. Stockholders may also make nominations for directors at annual or certain special stockholder meetings if they comply with the procedures described below under “Stockholder Communications – Nomination of Directors”. The Governance Committee has not received any recommendations for nominees for Board members from stockholders for the 2009 Annual Meeting. All potential candidates for Board membership, whether nominated through our internal process or by stockholder nomination, receive equal consideration for Board membership.

Compensation Committee Interlocks and Insider Participation

The names of the members of our Compensation Committee in 2008 are set forth above. No member of the Compensation Committee is, or was during 2008, an officer or employee of Tesoro. During 2008, no member of the Compensation Committee had any relationship with Tesoro requiring disclosure under Item 404 of Regulation S-K. There were no compensation committee interlocks or insider participation during 2008.

Code of Conduct

Tesoro’s Code of Business Conduct and Ethics for Senior Financial Executives is specifically applicable to the CEO, the CFO, the Controller and persons performing similar functions. In addition, we have a Code of Business Conduct that applies to all of our directors, officers and employees. Both the Code of Business Conduct and Ethics for Senior Financial Executives and the Code of Business Conduct are available on our website at www.tsocorp.com under the heading “About Tesoro” under the subheading “Social Responsibility.” We will post on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics for Senior Financial Executives.

Stockholder Communications

     Communications with the Board, the Lead Director or the Non-Employee Members of the Board

Persons may communicate with the Board, or directly with Mr. Grapstein or the non-employee members of the Board, by submitting such communication in writing in care of Chairman of the Board of Directors, Tesoro Corporation, 300 Concord Plaza Drive, San Antonio, Texas 78216-6999.

     Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by Tesoro regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by Tesoro’s employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with Tesoro’s Audit Committee may do so by submitting such communication in writing in care of the Chairman, Audit Committee, Tesoro Corporation, 300 Concord Plaza, San Antonio, Texas 78216-6999.

     Nomination of Directors

Under our Bylaws, a Tesoro stockholder entitled to vote for the election of directors, may, if he or she complies with the following procedures, make a nomination for director at a stockholders meeting. Nominations for director may be made by stockholders only after compliance with the procedures set forth in our Bylaws. The following summary is qualified in its entirety by reference to the full text of the Bylaws.

Written notice of such stockholder’s intent to make such nomination must be delivered either by personal delivery or by United States mail, postage prepaid to Tesoro (Attention: Corporate Secretary) on a timely basis as set forth below and must contain the information required by our Bylaws including: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class or series and number of shares beneficially owned and of record by the stockholder; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations); (v) a description of all compensation paid by the stockholder to the nominee during the past three years; and (vi) the submission of a written questionnaire by the nominee setting forth, among other things, the nominee’s background and qualifications.

In the case of an annual meeting of stockholders, the required notice must be delivered not later than 90 days (which for the 2010 meeting would be February 5, 2010) nor more than 180 days (which for the 2010 meeting would be November 7, 2009) prior to the date of the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 45 days later than the anniversary date of the immediately preceding annual meeting of stockholders (which for the 2010 meeting would be June 20, 2010), to be timely notice by the stockholder must be received by the Corporate Secretary not earlier than the 120th day prior to the date of such meeting and not later than the close of business on the 90th day prior to the date of such meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, the tenth day following the day on which a written statement setting forth the date of the annual meeting of stockholders was mailed to stockholders or the date on which it was first disclosed to the public. In the case of a special meeting of stockholders for the election of directors, the required notice must be delivered not earlier than the 180th day prior to the date of such special meeting and not later than the close of business on the 90th day prior to the date of such special meeting or if the public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the earlier of the date on which notice of the date of the special meeting of stockholders was mailed or such public disclosure was made to the stockholders.

PROPOSAL NO. 2
RATIFY THE APPOINTMENT OF
ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

Tesoro’s Audit Committee has selected Ernst & Young LLP to serve as independent auditors of Tesoro for the fiscal year ending December 31, 2009. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of Tesoro for ratification at the annual meeting. Deloitte & Touche LLP provided audit services to Tesoro for the years ended December 31, 2006 and 2007. On March 6, 2008, the Audit Committee approved a change in its independent registered public accounting firm. The Audit Committee appointed Ernst & Young LLP to serve as its independent registered public accounting firm for the year ended December 31, 2008 and approved the dismissal of Deloitte & Touche LLP. Deloitte & Touche LLP was notified of their dismissal on March 6, 2008. A representative of Ernst & Young LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The audit reports of Deloitte & Touche LLP on Tesoro’s consolidated financial statements as of and for the two fiscal years ended December 31, 2006 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except for an explanatory paragraph relating to a change in the method of accounting in 2006 for refined product sales and purchase transactions with the same counterparty that have been entered into in contemplation of one another, and for its pension and other postretirement plans.

In connection with the audits of Tesoro’s financial statements for each of the two fiscal years ended December 31, 2006 and 2007 and through March 6, 2008, there were no disagreements with Deloitte & Touche LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused the firm to make reference to such disagreement in connection with its reports on Tesoro’s consolidated financial statements for such period. During each of the two fiscal years ended December 31, 2006 and 2007 and through March 6, 2008, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast is required to approve the appointment of Tesoro’s independent auditors. Under Delaware law and our Restated Certificate of Incorporation and Bylaws, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will each be counted for purposes of determining the presence of a quorum but will not be counted and will have no effect on the outcome of the proposal.

The board of directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as independent auditors of Tesoro for the fiscal year ending December 31, 2009.

Audit Committee Report for 2008

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of Tesoro’s financial statements, Tesoro’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of Tesoro’s internal audit function and independent audit firm, and risk assessment and risk management. The Audit Committee manages Tesoro’s relationship with its independent auditors (which report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Tesoro for such advice and assistance.

Tesoro’s management is primarily responsible for Tesoro’s internal control and financial reporting process. Tesoro’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of Tesoro’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of Tesoro’s internal control over financial reporting. The Audit Committee monitors Tesoro’s financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Tesoro’s management.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Tesoro’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Steven H. Grapstein, Chairman
John F. Bookout, III
Rodney F. Chase
Robert W. Goldman

March 20, 2009

Audit Fees for 2008 and 2007

For the years ended December 31, 2008 and 2007, professional services were performed by Ernst & Young LLP, or EY, and Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates which we refer to as the Deloitte Entities, respectively.

     Audit Fees

The aggregate fees for professional services rendered by EY and the Deloitte Entities in connection with their respective audits of our consolidated financial statements and reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $3,134,655 for 2008 and $3,693,550 for 2007, respectively. The 2008 and 2007 audit fees include the audit of our internal control over financial reporting and management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

     Audit-Related Fees

The aggregate fees for audit-related services rendered by the Deloitte Entities were approximately $562,163 for 2007. The nature of the services performed for these fees were primarily employee benefit plan audits. There were no fees paid to EY for audit-related services for 2008.

     Tax Fees

The aggregate fees for tax services rendered by the Deloitte Entities were approximately $303,206 for 2007 for matters such as consultation on sales, use and excise tax matters. There were no fees paid to EY for tax services for 2008.

     All Other Fees

The aggregate fees paid to EY for services not included above were approximately $2,682 for 2008. There were no fees paid to the Deloitte Entities for services not included above for 2007.

The Audit Committee of our Board of Directors has considered whether such non-audit services rendered by EY and the Deloitte Entities are compatible with maintaining EY’s and the Deloitte Entities’ independence. In accordance with the Audit Committee charter, all audit and permitted non-audit services to be performed by EY must be approved in advance by the Audit Committee and all pre-approvals of audit and non-audit services performed by EY and the Deloitte Entities have been conducted solely by the Audit Committee since the beginning of 2003.

STOCK OWNERSHIP

Security Ownership by Directors and Executive Officers

The following table shows the beneficial ownership of our common stock reported to us as of March 12, 2009, including shares as to which a vested right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act and shares credited to accounts under our Thrift Plan, for each director and nominee, the CEO, our other four most highly compensated officers during 2008 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of our common stock listed.

				Common Stock
		Common	Common	for which
	Common	Stock	Stock	Beneficial
	Stock	Underlying	Credited	Ownership is		Total Stock-
	Owned	Exercisable	under Thrift	Otherwise		Based	Percent of
	of Record (1)	Options (2)	Plan	Attributed		Ownership (3)	Class

John F. Bookout, III	30,034	19,000	-	-		49,034	*
Rodney F. Chase	5,176	19,000	-	-		24,176	*
Robert W. Goldman	7,052	37,000	-	-		44,052	*
Steven H. Grapstein	59,124	53,000	-	21,502	(4)	133,626	*
William J. Johnson	31,612	51,000	-	-		82,612	*
J.W. (Jim) Nokes	5,246	19,000	-	-		24,246	*
Donald H. Schmude	15,970	63,000	-	-		78,970	*
Michael E. Wiley	12,002	31,000	-	-		43,002	*
Bruce A. Smith	1,113,268	3,299,232	23,654	-		4,436,154	3.11%
William J. Finnerty	133,752	293,999	4,420	-		432,171	*
Gregory A. Wright	113,370	277,432	8,309	-		399,111	*
Everett D. Lewis	109,890	348,732	545	-		459,167	*
Charles S. Parrish	37,335	113,165	9,199	-		159,699	*

All directors and executive officers as a group (14 individuals)	1,688,693	4,685,692	56,541	22,439	(4)(5)	6,453,365	4.48%

*	Less than 1.0%

(1)	Includes shares of unvested restricted stock.

(2)	Includes shares that the listed persons had the right to acquire through the exercise of stock options on March 12, 2009, or within 60 days thereafter.

(3)	Units of phantom stock, payable in cash, which have been credited to the directors under the Phantom Stock Plan are not included in the shares shown above.

(4)	Mr. Grapstein disclaims beneficial ownership for the shares shown, which are held in accounts for his spouse and minor children.

(5)	Includes 937 shares owned by an executive officer’s spousal IRA.

The following table summarizes, as of December 31, 2008, certain information regarding equity compensation to our employees, officers, directors and other persons under our equity compensation plans.

Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
		Weighted-Average	Future Issuance under
	Number of Securities to	Exercise Price of	Equity Compensation
	be Issued upon Exercise	Outstanding Options,	Plans (Excluding
	of Outstanding Options,	Warrants and	Securities Reflected in the
Plan Category	Warrants and Rights	Rights	Second Column)

Equity compensation plans approved by security holders	7,727,816	$22.02	3,639,286
Equity compensation plans not approved by security holders(1)	248,738	$4.81	-

Total	7,976,554	$21.49	3,639,286

(1)	The Key Employee Stock Option Plan was approved by our Board of Directors in November 1999 and provided for stock option grants to eligible employees who are not our executive officers. The options expire ten years after the date of grant. Our Board of Directors suspended any future grants under this Plan in 2003.

Security Ownership by Certain Beneficial Owners

The following table sets forth information from filings made with the SEC as to each person or group who as of March 12, 2009 beneficially owned more than 5% of the outstanding shares of Tesoro common stock.

	Amount and Nature of
	Beneficial Ownership
	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Class

FMR LLC(1)	10,833,355	7.82%
82 Devonshire Street Boston, MA 02109
State Street Bank & Trust Company	8,268,644	6.0%
One Lincoln Street Boston, MA 02111

(1)	According to a Schedule 13G filed with the SEC, FMR LLC, a parent holding company, has sole voting power with regard to 270,009 shares of Tesoro common stock and sole dispositive power with regard to 10,833,355 shares of Tesoro common stock. According to the Schedule 13G, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment advisor under Section 203 of the Investment Advisors Act of 1940 is the beneficial owner of 10,546,946 shares, or 7.618% of Tesoro common stock as a result of acting as investment advisor to various investment companies. FMR LLC, through its control of Fidelity and the funds, and Edward C. Johnson 3d, Chairman of FMR LLC, each has sole power to dispose of the 10,546,946 shares owned by the funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR, LLC and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 990 shares, or 0.001%, of the common stock outstanding of Tesoro, beneficially owned through Strategic Advisers, Inc.

Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 223,455 shares or 0.16% of the outstanding common stock of Tesoro as a result of its serving as investment manager of institutional accounts owning such shares.

Edward C. Johnson 3d and FMR, LLC, through its control of PGATC, each has sole dispositive power over 223,455 shares and sole power to vote or to direct the voting of 205,955 shares of common stock owned by the institutional accounts or funds managed by PGATC as reported above.

FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under Section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 61,964 shares or 0.045% of the common stock outstanding of Tesoro.

FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934 Act”) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock or other of our equity securities. We believe that during the year ended December 31, 2008, our directors, executive officers and holders of more than 10% of our voting stock complied with all Section 16(a) filing requirements.

CERTAIN TRANSACTIONS

Tesoro did not have any transactions with any related persons requiring disclosure during 2008.

Our Board of Directors has not adopted a formal written related person transaction approval policy. However, Tesoro has historically used the procedure described below when reviewing, approving, or ratifying “related person transactions”. For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which Tesoro is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by Tesoro to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all employees or all stockholders on the same terms;

•	purchases of supplies from Tesoro in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Tesoro’s filings with the SEC; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and Tesoro, involve less than $120,000 in a fiscal year.

Our Audit Committee approves any related person transaction before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it is brought to the Audit Committee for ratification, amendment or rescission. The Chairman of our Audit Committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the Chairman of our Audit Committee must be reported to our Audit Committee at its next regularly scheduled meeting.

Our Audit Committee analyzes the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to Tesoro;

•	whether the transaction is material to Tesoro;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

Our Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Tesoro and the related person following certain procedures designated by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Tesoro believes in paying for performance. We compensate our executives through a combination of base salary, annual cash incentive bonuses, long-term equity awards and health and welfare benefits such as medical, dental, vision care, disability insurance and life insurance benefits, and a 401(k) savings plan and a nonqualified pension plan. We also offer a competitive level of nonqualified retirement and deferred compensation plans for employees whose compensation exceeds certain income limits established under the Internal Revenue Code prohibiting the earnings from being considered under our tax-qualified retirement and savings plan. The base salary component of our executive compensation is designed to be competitive with those of comparable companies. The annual cash incentive payment is designed so that our executives are paid for both individual and company performance while remaining within our budgetary constraints. Long-term equity based awards are designed to align executive compensation with the long-term interests of our stockholders by rewarding our executives for excellent performance as it is reflected in our stock price. As discussed further below, we target our base salaries to be at the 50th percentile of a peer group and, during 2008, we targeted our equity-based awards between the 50th and 75th percentile of this group. We believe that annual incentive bonuses should be paid only if the goals set by our Compensation Committee are attained. As a result, in the 2008 performance year, because we did not attain the financial threshold that the Compensation Committee set for the payment of annual incentive bonuses, none of our named executive officers, whom we refer to as NEOs, received a bonus for the 2008 performance year.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our Compensation Committee

Our Compensation Committee approves all compensation and awards to executive officers including the CEO, CFO and the other three executive officers named in the Summary Compensation Table on page 46, all of whom we refer to as the NEOs. The Compensation Committee’s membership is determined by the Board of Directors and is currently composed of four non-management directors, all of whom are independent under SEC and NYSE rules.

The Compensation Committee periodically approves and adopts, or makes recommendations to the Board for Tesoro’s compensation decisions (including the approval of option and restricted stock grants to executive officers). The CEO, CFO, the General Counsel, the Senior Vice President, Administration and the Managing Director, Compensation and Benefits attend regular Compensation Committee meetings. Each meeting concludes with an executive session during which only the Compensation Committee members, all of whom are non-management, independent directors, are present. The Compensation Committee regularly engages Towers Perrin as a consultant to review Tesoro’s compensation practices and to compare the compensation of Tesoro’s executive officers to those of a comparative group.

The Compensation Committee meets outside the presence of all of our executive officers, including the NEOs, to consider appropriate compensation for our CEO. With respect to our

CEO, the Governance Committee receives a list of goals from the CEO each year during the first quarter. The CEO formally reviews his performance against these individual goals with the Board during the year and after the close of the fiscal year. The Governance Committee analyzes the CEO’s performance and reports the results to the Compensation Committee which combines this performance review with other data and input from non-management, independent directors to determine the CEO’s base salary, annual cash incentive plan award payout and long-term equity incentive awards. For all other executive officers, including our NEOs, our CEO makes recommendations to the Compensation Committee with respect to the appropriate base salary, payments to be made under our annual cash incentive program and grants of long-term equity incentive awards for all NEOs. These recommendations are made after the results of operations for the prior fiscal year and our annual capital budget have been approved by our entire Board of Directors.

The performance review of our executive officers is considered by the CEO and the Compensation Committee when making decisions on setting base salary, bonus targets, payments under our annual cash incentive program and grants of long-term equity incentive awards. When making base salary decisions for our executives, the Compensation Committee considers, in addition to individual performance, the relative importance of the position to us, the past salary history of the individual and the competitive landscape for the executive officer’s position. Annual incentive plan payments are based upon financial and operational targets approved by the Compensation Committee which are designed to be “at risk” as the financial targets are attainable only with exceptional performance.

When approving changes in total compensation for our officers at the Senior Vice President level and above, the Compensation Committee also reviews individual compensation data sheets which provide information on each executive’s current and past compensation including salary, annual cash incentive compensation and long-term equity incentive awards. The Compensation Committee also reviews the analyses and recommendations of Towers Perrin when making its decision. This information allows the Compensation Committee to review how a change in the amount of each compensation element affects each executive’s total compensation and to review each executive’s total compensation in the aggregate. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for our executives was consistent with the Compensation Committee’s expectations and our compensation philosophy, which is described below. The Compensation Committee did not increase or decrease the amount of compensation awarded to our executives solely based upon this information.

In February 2006, the Compensation Committee approved the Tesoro Corporation 2006 Long-Term Incentive Plan, which we refer to as the 2006 Plan, which was subsequently approved by our stockholders at the annual meeting in May 2006. In February 2008, the Compensation Committee approved an amendment to the 2006 Plan which was subsequently approved by our stockholders at the annual meeting in May 2008. The Compensation Committee adopted the 2006 Plan to serve as a key element in aligning employees’ efforts with the creation of future stockholder value. The Compensation Committee also adopted the Tesoro Corporation 2006 Long-Term Stock Appreciation Rights Plan, the purpose of which is to provide incentives and reward key managers and other employees by enabling them to receive compensation based on the increase in the value of our common stock. None of our NEOs have received any awards under this plan.

The Compensation Committee engaged Towers Perrin as a consultant to review our compensation practices and to compare the relative compensation for 14 senior management positions, including those of our NEOs, with Towers Perrin’s “smokestack industry” group, which consists of 324 companies, which we sometimes refer to as the smokestack group. The names of these companies are listed in Appendix A. The smokestack group is a subset of data from Towers Perrin’s general industry executive compensation database. This group excludes companies from industries considered by us to compensate executives significantly differently than most mainstream industrial companies such as Tesoro (i.e., technology, media, pharmaceutical, financial services, healthcare and telecommunications companies). The companies included in the smokestack group vary greatly in size and are mostly publicly traded but also include some private companies. We believe that the smokestack group provides an appropriate basis for comparison because we compete for executive talent with this group and because the members of this group are often industrial companies which include fully integrated oil companies and refining and retail marketing companies, all of which require large capital expenditures to grow their businesses with long periods of time required to determine the success of their capital spending. We use the data from the smokestack group to benchmark executive pay rather than companies in our own industry because we believe that the relatively small number of independent refiners would not provide a statistically valid tool on which to base compensation decisions. Towers Perrin’s review of the compensation of our senior executives concluded that Tesoro’s target compensation is aligned with its compensation philosophy of generally targeting base salaries and annual incentives to the 50th percentile of the smokestack group while our actual 2008 long-term incentive awards were slightly below the 50th percentile of the smokestack group.

Because we compete with other refining and marketing companies for executive talent and because these companies are subject to many of the same external factors as we are, we verify our compensation decisions by comparing our compensation levels to the amounts reported in the proxy materials for Sunoco, Inc. and Valero Energy Corporation. We have chosen Sunoco and Valero because they are companies in our industry with similar assets and businesses. We believe this final step provides a useful, final verification of compensation levels of our NEOs versus executives with similar positions and similar duties at these two, comparable companies; however, we do not attempt to target the compensation levels of our NEOs to those with similar positions with Valero and Sunoco.

The Compensation Committee reviewed all components of compensation for our executive officers, including salary, target bonus, long-term equity incentives, the dollar value to the executive and cost to Tesoro of all perquisites and all severance and change-in-control arrangements. Based on this review, the Compensation Committee determined that the compensation paid to our executive officers is consistent with our compensation philosophy.

Compensation Philosophy

Tesoro believes strongly in pay for performance. Our total compensation philosophy is to provide the right mix of cash and equity awards, fixed versus variable compensation, and employee benefits for our NEOs, senior executives and other employees to:

•	Pay for performance with a significant percentage of total compensation being “at risk”;

•	Enable us to attract and retain the right talent;

•	Inspire teamwork and motivate superior individual performance;

•	Compensate all employees competitively and equitably; and

•	Align executive performance with the long-term interests of our stockholders.

The Compensation Committee believes that this combination of cash and equity-based compensation supports our compensation philosophy by having a significant portion of targeted compensation “at-risk” and tied to both short-term performance (annual cash incentive payments) and long-term performance (stock option, stock appreciation rights and restricted stock grants).

The Compensation Committee believes that, as a result of our pay for performance philosophy, balance of short-term and long-term incentives, our use of equity compensation awards to encourage a longer-view, and our stock ownership guidelines, Tesoro’s executive compensation program does not encourage our management to take unreasonable risks relating to our business.

Pay for Performance.  The Compensation Committee believes that compensation should be incentive driven with a significant portion “at risk”. The annual cash incentive payments support our pay-for-performance philosophy by directly linking pay amounts to the level of individual and company performance that the Compensation Committee believes is necessary to achieve goals which are attainable only through substantial effort and the achievement of our strategic financial and operating goals. In 2008, we did not pay any incentive compensation to our NEOs because we did not achieve the financial threshold established by the Compensation Committee. We also believe that the ownership stake in Tesoro provided by equity-based compensation, the time vesting of these awards and our stock ownership guidelines (discussed on page 43) not only align the interests of the named executive officers with our stockholders and promote executive retention but also reward excellent performance to the extent it is reflected in our stock price.

Attracting and retaining talent.  To attract and retain executives with the ability and experience necessary to lead us and deliver strong performance to our stockholders, we target base salaries and annual incentive payments at the 50th percentile of the smokestack group. We have chosen the 50th percentile for base salaries and for annual incentive bonuses because we believe it allows us to attract and retain executives. In 2007, because we achieved our goals, the payout percentage for the NEOs was between 83% and 228% of the target, with an average of 132%. In the 2008 performance year, when we did not attain the earnings before interest and financing costs, interest income, foreign currency and exchange gain (losses), other income, income taxes, and depreciation and amortization, or EBITDA, threshold established by our Compensation Committee, we did not make any annual incentive payments to our NEOs for the 2008 performance year. For each individual NEO, we also consider our needs for that executive’s skill set, experience, the contribution that the officer has made or we believe will make, whether the executive officer’s skill set is easily transferable to other potential employers and the competitive landscape for the executive officer’s skill set and position because we believe that we compete not only with a peer group of independent refiners, consisting of Alon USA Energy, Inc., Frontier Oil Corporation, Holly Corporation, Marathon Oil Corporation, Sunoco, Valero and Western Refining, Inc., for executive talent but also with the major integrated oil companies, such as ExxonMobil, Shell Oil Products, ConocoPhillips, and Chevron, for these individuals. We annually review the companies in our peer group and add or remove companies as necessary.

Inspire teamwork and motivate superior performance.  We use a combination of business unit/team goals and individual performance measures to inspire teamwork and motivate superior individual performance.

Annual incentive compensation awards are based on the actual achievement of critical corporate and business unit/team performance goals, including certain business initiatives aimed at improving future earnings, which are determined by the Compensation Committee at the beginning of each year. The goals are set so that the attainment of the targets is not assured, require significant effort by our executives and are at risk if these critical goals are not achieved.

On February 28, 2008, the Compensation Committee approved the 2008 compensation program covering our NEOs and certain other officers. Except as noted otherwise, the 2008 program covered a one year performance period ending December 31, 2008. Tesoro’s 2008 EBITDA was required to meet a threshold level of $1 billion before any incentive compensation payments would be made. The Compensation Committee believed that this threshold would require significant effort by our executives because at the time the Compensation Committee set this level, crude oil prices were rising rapidly leading to a further deterioration of refining margins which had begun in the second half of 2007. In turn, this would require our NEOs to adhere strictly to our budget, carefully choose capital projects to pursue and continue to grow our business while minimizing our borrowings under our revolving credit agreement.

Because Tesoro did not meet the EBITDA threshold, no incentive bonuses were paid, even though the Compensation Committee is permitted to exercise its discretion in paying annual incentive compensation.

EBITDA is a non-GAAP financial measure. EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, net cash from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States.

We define EBITDA as net income plus:

•	Interest and financing costs;

•	Foreign currency exchange (loss);

•	Income taxes; and

•	Depreciation and amortization; minus

•	Interest income;

•	Other income; and

•	Foreign currency exchange gain.

Long-term awards are primarily determined through benchmarking these incentives against the smokestack group. However, individual performance is also considered when making long-term award decisions. Together, our annual and long-term incentive compensation programs are designed to:

•	Pay for performance;

•	Focus executives on measurements that encourage strong financial and operational performance to improve stockholder value;

•	Encourage the creation of stockholder value through the achievement of strategic objectives; and

•	Emphasize a performance-oriented compensation strategy that balances rewards for short-term and long-term results in which a significant portion of executive compensation is contingent on achieving company performance measures and increasing stockholder value.

Compensating all employees competitively and equitably.  We provide a total compensation program that we believe will be perceived by both our NEOs and our stockholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each NEO, we also consider the pay of each NEO relative to each other NEO and relative to other members of our senior management team. We make a subjective determination of the relative value within our company of each NEO and the importance of the position to us when considering relative pay. We have designed the total compensation programs to be consistent for our entire executive management team.

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, vision care, disability insurance and life insurance benefits, and a 401(k) savings plan and a qualified pension plan. We also provide nonqualified retirement and deferred compensation plans for employees whose compensation exceeds certain income limits established under the Internal Revenue Code prohibiting it from being considered under our tax-qualified retirement and savings plans.

Aligning performance with stockholder interests.  We seek to align the performance of our NEOs with stockholder interests through the grant of stock options and shares of restricted stock under our long-term incentive plan. In addition, we utilize stockholder return as a factor that is considered by the Compensation Committee in awarding annual bonuses. We also believe that our NEOs should not receive any incentive bonuses if they do not deliver on the critical financial and operational targets established by our Compensation Committee. For our NEOs, in 2008, we generally targeted our annual long-term equity grants up to the 75th percentile of the smokestack group because we believe that:

•	The resulting financial benefits or impact of many of the decisions we make regarding capital expenditures and strategic planning take several years to determine and future returns depend on supply and demand factors that typically cycle from highs to lows and back again;

•	These long-term incentives need to be at this higher level because of the increased uncertainty associated with these awards; and

•	These awards will encourage our leadership to remain with Tesoro through the highs and lows of the cycles, which we believe will, in turn, foster consistency of vision, optimal financial results and a determined focus on building long-term stockholder value.

We recognize that since the price of our common stock is subject to external factors, we also tie annual incentive compensation to our critical financial and operational performance measurements and to individual performance. The stock options granted to our NEOs vest solely based on the passage of time and only during their employment with Tesoro, except in the event of a change-in-control. We use stock options because we believe that options will generate value to the recipient only if our stock price increases during the term of the option which also benefits our stockholders. In addition, we believe that time-vested equity awards encourage long-term value creation and executive retention because executives can realize value from such awards only if they remain employed by us until the awards vest.

Because of the decrease in our stock price during 2008, the exercise prices of all options granted from 2006 through 2008 are greater than the market price at March 12, 2009. The terms of the 2006 Plan prohibit any repricing of options except in the event of a stock split or other change in our capital structure. We currently have no plan to ask stockholders to approve a repricing or an option exchange program.

Elements of Executive Compensation

Our executive compensation program is designed to reflect the philosophy and objectives we have described above. The elements of executive pay are presented in the table below and discussed in more detail in the following paragraphs:

Component	Type of Payment/Benefit	Purpose
Base Salary	Fixed annual cash payments with each executive eligible for annual increase.	Attract and retain talent.
Annual Performance Incentives	Performance-based annual cash payment.	Pay for performance. Focus on corporate, team/business unit and individual goals.
Long-term Incentives	Stock option, stock appreciation rights and restricted stock grants.	Pay for performance. Align individual and team/business unit performance with interests of stockholders.
Other Executive Benefits	Nonqualified deferred compensation, retirement and fringe benefits.	Provide competitive level of benefits to attract and retain executives and key management level employees.
Health and Welfare Benefits	Fixed and available to all employees.	Attract and retain talent. Equitable pay.

We view the base salary and incentive payment components of compensation as related and designed to reward executives on an annual basis, while we make determinations regarding long-term incentives with a longer time horizon than we do the cash components. The benefits provided to our executives and employees are designed to be consistent both in design and value with benefits offered by the fully integrated oil and gas companies and the group of independent refiners with whom we compete for talent. Although our Compensation Committee does review total compensation and will make, and has made, adjustments if it believes total compensation is not aligned with our compensation philosophy and objectives (based, in part, on the Towers Perrin Report and in part on the Compensation Committee’s subjective determination), we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. We make our salary decisions so that we can remain competitive with our peer group and larger integrated oil companies in attracting and retaining our executives, we target our annual incentive bonuses at the 50th percentile and we grant long-term incentive awards between the 50th and 75th percentile target because of the long-term nature of many of our capital spending decisions and strategic objectives. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and annual compensation (base salary and annual performance incentives), between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salaries.  Base salaries for our NEOs are reviewed each year through comparisons with the smokestack group. The Compensation Committee does not consider any financial performance criteria or use a formula to determine salary increases. Rather, the Compensation Committee, using its discretion, considers market based salary rates at the 50th percentile of the smokestack group and individual roles and performance contributions but does not rigidly target the 50th percentile when making base salary decisions.

The base salaries paid to our NEOs in 2008 are set forth below in the Summary Compensation Table on page 46. For 2008, base salary cash compensation for our NEOs was approximately $4.2 million with our CEO receiving approximately $1.3 million. In January 2008, our Compensation Committee increased the base salaries of our then named executive officers to remain competitive with market practices, support executive recruitment and retention objectives and establish internal equity among executives. These increases were consistent with practice among our competitors as reflected in the peer group described above and we believe that the salaries paid achieved our objectives and were within our target. These increases were as follows:

	2007	2008	%
Name	Base Salary ($)	Base Salary ($)	Increase

Bruce A. Smith	1,200,000	1,298,634	8.2
William J. Finnerty	751,299	776,686	3.4
Gregory A. Wright	605,858	636,604	5.1
Everett D. Lewis	540,685	678,825	25.6
Charles S. Parrish	387,205	429,454	10.9
Otto C. Schwethelm	319,074	354,508	11.1

In 2009, no base salary increases have been made to our NEOs.

Annual Performance Incentives.  We established an annual incentive compensation program in order to emphasize pay for performance. We believe that this program helps focus our NEOs’ efforts in driving operating results that generate superior performance. Unless the Compensation Committee decides otherwise, if the target is not achieved, no bonus is paid. If the target is met, the target bonus opportunity represents approximately 55% to 120% of an NEO’s base salary. If the target is exceeded, the bonus opportunity can exceed 100% with the maximum bonus opportunity ranging from 110% to 300% of the NEO’s base salary.

Under our 2008 incentive compensation program, in order for any bonuses to have been paid, we were required to achieve a threshold level of EBITDA of $1 billion. Because this threshold level was not achieved, no incentive bonuses were paid to our CEO or any of the other NEOs. If the threshold had been achieved, bonuses would have been based on individual objectives established by the Compensation Committee that it believed were the appropriate measures to align the goals of increasing stockholder value and creating the opportunity for Tesoro to continue to grow by increasing cash generation. These individual goals reflected the nature of each NEO’s area of responsibility. For example, the goals for all of the NEOs responsible for operations included goals for safety and environmental stewardship. Senior executive target awards were structured such that 80% of the annual incentive opportunity was tied to a combination of corporate and business unit scorecards as well as achievement of strategic goals and 20% was tied to the relative total stockholder return ranking versus Valero and Sunoco measured on a cumulative two year basis.

We chose EBITDA as our performance threshold because it is a supplemental financial measure used by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis and the ability of our assets to generate sufficient cash to fund our capital expenditures. We determined the EBITDA threshold of $1 billion because we believed that this level would allow us to grow our business while also allowing us to minimize borrowings under our revolving credit agreement.

Senior executives, including the NEOs, did not receive any annual incentive compensation for 2008 because they did not meet the financial threshold established for them by the Compensation Committee. The Compensation Committee will review and consider 2008 bonuses for other eligible employees in April 2009 in recognition of the success our employees achieved by lowering costs, reducing inventory and managing capital to produce positive earnings and cash flow despite a tough economic and operating environment.

Long-Term Incentives.  We believe that our senior executives, including our NEOs, should have an ongoing stake in our success. We also believe that these executives should have a considerable portion of their total compensation tied to stock price performance since stock-related compensation is directly tied to stockholder value.

Our long-term incentives are in the form of stock options and shares of restricted stock. In 2008, we targeted annual long-term equity awards for our CEO and executive vice presidents at the 75th percentile of the smokestack group with equity awards for our senior vice presidents, including Mr. Parrish, one of our NEOs, targeted at between the 50th and 75th percentile. We determined an individual executive’s target long-term incentive award value by using the appropriate market percentile outlined above as well as through considering internal equity and individual performance. Once determined, the target value is allocated between a mix of 70% stock options and 30% restricted stock. We calculate the number of stock options by applying the Black-Scholes stock option pricing model to the value of the awards to be made as stock options. The Black-Scholes model factors in Tesoro’s stock price, stock price volatility, dividend rate, and the risk free rate of return at the time the Compensation Committee approves the grant. Restricted stock awards are determined by dividing the award value allocated to restricted shares by the closing stock price on the date of grant. Tesoro has historically granted all long-term equity incentives at the Compensation Committee’s meeting in late January or early February of each year. We have chosen this time because it is the first meeting of each calendar year at which our results of operations from the previous year are available to the Compensation Committee. We do not time stock option or restricted stock grants in coordination with the release of material non-public information. In February 2007, the Compensation Committee adopted an equity award governance policy which formalized this practice. Among other things, the policy prohibits the issuance of stock options at a price less than the closing sale price of our common stock on the date of grant.

Option grants generally have a term of ten years and vest over three years. Restricted stock grants vest ratably over three years. Vesting is accelerated in certain events described under “Employment Contracts and Management Stability Agreements,” and “Estimated Payments Upon Change-In-Control or Termination.”

Executive Benefits.  We provide certain benefits and perquisites to executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include, but are not limited to, supplemental retirement plans, nonqualified deferred compensation plans, change-in-control arrangements and, for certain senior executive officers, employment agreements and reimbursement for certain club membership fees, estate planning and financial planning services. In addition, to maximize the time that Mr. Smith spends on Tesoro business, and for safety and security reasons, Tesoro requires Mr. Smith to use Tesoro’s airplane for personal travel. Mr. Smith reimburses Tesoro for his personal use of the airplane. See page 49 for additional details.

Nonqualified Deferred Compensation.  Our named executive officers are eligible to participate in our Executive Deferred Compensation Plan (“EDCP”). The purpose of the EDCP is to provide executives and key management personnel the opportunity to make additional pre-tax deferrals capped under our qualified 401(k) plan (“Thrift Plan”), due to salary and deferral limitations imposed under the Internal Revenue Code and as an additional resource for compensation and tax planning.

Participants may elect to defer up to 50% of their base salary and/or up to 100% of their annual bonus compensation after FICA tax deductions. Tesoro matches the participant’s contributions dollar-for-dollar up to 4% of eligible earnings above the IRS salary limitation (i.e., $230,000 for 2008). A participant will vest in the company contributions upon the completion of three years of service credit under the terms of the Thrift Plan. Those participants that are eligible for supplemental retirement benefits under Tesoro’s Amended Executive Security Plan (“ESP”), are eligible to defer compensation under the EDCP, but are not eligible for the matching provisions of the EDCP. Messers. Smith, Finnerty, Wright, Lewis and Parrish are eligible for benefits under the ESP. The EDCP Plan also permits us to make discretionary contributions to participants’ accounts from time to time in amounts and on terms as we may determine. No such additional discretionary contributions have been made on behalf of any of our senior executive’s, including the NEOs, accounts to date.

Participants are able to direct investment selections for their own accounts and may change the investment allotment at anytime, subject to restrictions. The investment selection generally includes mutual funds available through the Thrift Plan, except Tesoro Stock which is not offered in the EDCP.

As imposed by Section 409A of the Internal Revenue Code, a participant must wait six months, except in the event of a death, before receiving a distribution of their benefit from the EDCP. Distributions at retirement or termination will be made in accordance with the distribution election made by the participant at the time of their deferral election. Participants may elect distributions to be made in the form of a lump sum or installments (no more frequently than monthly) over a period of two to fifteen years. If a participant does not designate a distribution election at the time of deferral, the default distribution is that the deferral account balance will be distributed in a lump sum payment on the seventh month following retirement or termination, whichever comes first. Vested deferral account balances that are less than $100,000 at the time of termination will be distributed in the form of a lump sum, paid in cash, regardless of the participant’s distribution election.

Retirement Plans.  We maintain a noncontributory qualified retirement plan that covers officers and other eligible employees. Benefits under the plan are payable either on a straight-line or equivalent annuity or a lump-sum basis and are based on the average monthly earnings, years of service and ages of participating employees. Average monthly earnings used in calculating retirement benefits are primarily salary and bonuses received by the participating employee during the 36-month period in the last 120 months preceding retirement that produces the highest average. We also maintain a nonqualified Restoration Plan that covers a select group of management and highly compensated employees that restores benefits that are not provided under the qualified Retirement Plan due to compensation and benefit limitations imposed under the Internal Revenue Code.

In addition, we maintain an unfunded executive security plan, the Amended Executive Security Plan, which we refer to as the ESP, for certain executive officers and other defined key personnel. The ESP provides for a monthly retirement benefit equal to a percentage of the officer’s three highest calendar years of compensation (equal to the sum of base salary plus bonus) for any seven-year period preceding retirement (“Earnings”). The monthly retirement benefit percentage is defined as the sum of 4% of Earnings for each of the first ten years of employment, plus 2% of Earnings for each of the next ten years of employment, plus 1% of Earnings for each of the next ten years of employment. The maximum percentage is 70%. The ESP provides for the payment by us of the difference, if any, between (a) the total retirement income payment calculated above and (b) the sum of retirement income payments from our qualified Retirement Plan, Social Security and retirement benefits from predecessor companies where service time with the predecessor employer is recognized in accordance with an individual or facility acquisition agreement.

Employment Contracts, Management Stability Agreements and Change-In-Control and Termination Arrangements.  We provide the opportunity for our NEOs to be protected under the severance and change-in-control provisions contained in their employment and management stability agreements. We believe that these provisions help us to attract and retain an appropriate caliber of talent for the position. Our severance and change-in-control provisions for the NEOs are summarized in “Employment Contracts and Management Stability Agreements” on page 52 and “Estimated Payments Upon Change-In-Control or Termination” beginning on page 61.

The Compensation Committee and management also reviewed potential payments to our NEOs under termination and change-in-control scenarios including:

•	normal and early retirement;

•	death and disability;

•	voluntary termination for good reason;

•	involuntary (not for cause) termination;

•	termination for cause; and

•	termination following a change in control.

This review included potential severance payment obligations, potential values of accelerated shares of restricted stock and stock options, and projected payment obligations in connection with our retirement and savings programs, health and welfare plans, and other executive benefits. The Compensation Committee determined that the total potential payments, in the aggregate, for our NEOs under each scenario to be reasonable and not excessive.

Stock Ownership Guidelines

Tesoro’s Board has established stock ownership guidelines to:

•	Strengthen the alignment of director and senior executive interests with those of stockholders;

•	Further promote Tesoro’s longstanding commitment to sound corporate governance; and

•	Demonstrate the confidence in our long-term prospects by our Directors, CEO, Executive Vice Presidents and Senior Vice Presidents.

As of January 1, 2009, we had eight non-management, independent directors, three Executive Vice Presidents and nine Senior Vice Presidents subject to the stock ownership guidelines. Under these guidelines, each of the executives named below is required to retain 50% of the net shares obtained from an option exercise or restricted stock grant until he or she satisfies the ownership guidelines based on the lesser of a multiple of salary or the number of shares as set forth in the following table.

Position	Stock Ownership Guideline

Chief Executive Officer	5x annual base salary
Chief Operating Officer	4x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	2x annual base salary
Non-Management, Independent Directors	3x annual retainer

2009 Compensation Program

Annual Incentive Compensation.  In January 2009, the Compensation Committee approved the terms of the 2009 Incentive Compensation Program for our named executive officers and other senior executives. The funding metrics are unweighted, discretionary benchmarks the Compensation Committee can use to determine the bonus funding level percentage of an executive’s base salary. The funding metrics which the Compensation Committee can use, on a discretionary basis, to determine awards are:

•	Relative measures that assess performance versus a peer group consisting of seven companies in the refining and marketing industry (Alon USA Energy, Frontier Oil Corporation, Holly Corporation, Sunoco, Valero, Western Refining and Petroplus Holdings AG). The measures may include total stockholder return, return on capital employed and free cash flow per share.

•	Operational measures that assess performance against pre-established operational goals. The measures may include Tesoro’s success in executing its business plan, business unit scorecards, environmental and safety stewardship, and capital and cash management.

•	Financial measures that assess financial performance in multiple categories and may include free cash flow, operating income and earnings per share as compared to internal benchmarks and analysts’ expectations.

•	Qualitative considerations that assess the executive’s individual performance.

The 2009 program covers a one year performance period ending December 31, 2009. Incentive compensation is not payable to the executives unless Tesoro has (i) free cash flow, (ii) positive net income and (iii) no borrowings on its revolving credit facility at the time of any bonus payment. The goals have been set so that the attainment of the targets is not assured and requires significant effort by our executives.

Long-Term Incentive Awards.  In February 2009, the Compensation Committee approved long-term incentive awards covering our NEOs and other key employees. The 2009 awards further reinforce the direct relationship between senior executive compensation and the creation of long-term stockholder value. Awards for our senior executives were determined using a combination of factors including market data, internal equity, and individual performance. All awards were targeted at the 50th percentile of the smokestack group.

The 2009 phantom and equity stock option awards were granted with an exercise price equal to our closing stock price on February 20, 2009 of $14.13. All 2009 awards vest ratably over three years. Awards for the NEOs are summarized in the table below.

	No. of	No. of	No. of Shares
	Phantom Stock	Stock	of Restricted
Executive	Options(1)	Options(2)	Stock(3)
Bruce A. Smith	1,078,000	-	-
William J. Finnerty	159,000	-	50,000
Gregory A. Wright	159,000	-	50,000
Everett D. Lewis	197,000	-	62,000
Charles S. Parrish	-	75,000	24,000
Total	1,593,000	75,000	186,000

(1)	Awards settled in cash.

(2)	Awards settled in stock.

(3)	Awards settled in stock with dividends earned and paid in cash upon vesting of the underlying shares.

Impact of Regulatory Requirements on Compensation

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly-held corporation of compensation in excess of $1 million paid to the CEO or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Internal Revenue Code. We believe that our stock option grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). The Compensation Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Compensation Committee and the Board believe that it is in the best interest of Tesoro that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee as well as other corporate goals that the Compensation Committee deems important to our success, such as encouraging employee retention and rewarding achievement.

Nonqualified Deferred Compensation.  In October 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we are in compliance with the statutory provisions which were effective January 1, 2005 and the regulations which became effective on January 1, 2009.

Policy on Recovery of Compensation.  Our CEO and CFO are required to repay certain bonuses and equity-based compensation they receive if we are required to restate our financial statements as a result of misconduct as required by Section 304 of the Sarbanes-Oxley Act of 2002.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Tesoro has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation Committee.

William J. Johnson, Chairman
John F. Bookout, III
J.W. (Jim) Nokes
Michael E. Wiley

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and CEO, our CFO, our former CFO and our three other highest paid executive officers.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Earnings(5)	Compensation	Total
Position	Year	($)	($)	($)	($)	(4)($)	($)	(6)($)	($)
Bruce A. Smith Chairman of the Board of Directors, President and Chief Executive Officer

	2008	1,298,634	-	2,875,239	5,338,288	-	4,490,996	658,137	14,661,294

	2007	1,200,000	-	4,046,917	13,300,967	1,620,000	1,478,043	95,516	21,741,443

	2006	1,180,822	-	3,568,262	4,254,455	2,190,000	4,834,962	43,113	16,071,614

William J. Finnerty Executive Vice President – Strategy and Asset Management(7)

	2008	776,686	-	600,702	1,544,286	-	1,157,041	49,173	4,127,888

	2007	751,299	-	582,846	1,367,614	886,000	1,344,342	44,438	4,976,539

	2006	659,890	-	408,348	830,373	1,136,211	662,136	33,564	3,730,522

Gregory A. Wright Executive Vice President and Chief Financial Officer(8)

	2008	636,604	-	474,027	1,204,927	-	-	40,478	2,356,036

	2007	605,858	-	502,757	1,116,608	571,520	1,353,586	49,681	4,200,010

	2006	572,055	-	407,016	794,318	808,946	1,726,355	29,983	4,338,673

Everett D. Lewis Executive Vice President and Chief Operating Officer(7)

	2008	678,825	-	409,921	1,057,241	-	1,233,174	17,107	3,396,268

	2007	540,685	487,000	378,146	828,502	517,000	1,192,893	6,215	3,950,441

	2006	442,808	-	253,494	452,386	580,781	1,141,934	3,018	2,874,421

Charles S. Parrish Senior Vice President, General Counsel and Secretary

	2008	429,454	-	177,033	731,982	-	258,286	18,043	1,614,798

	2007	387,205	-	83,456	566,273	231,075	500,438	27,699	1,796,146

	2006	347,247	15,000	-	293,122	298,238	808,917	20,400	1,782,924

Otto C. Schwethelm Former Senior Vice President, Chief Financial Officer and Treasurer

	2008	354,508	-	54,455	396,636	-	971,747	1,487,518	3,264,864

	2007	319,074	-	-	340,498	159,395	106,238	26,427	951,632

	2006	270,000	-	-	242,268	179,719	172,472	15,977	880,436

(1)	The annual cash incentive award that is paid to the executive officers is reflected under the Non-Equity Incentive Plan Compensation column. The bonus amounts for Messers. Lewis and Parrish represent discretionary bonuses.

(2)	The amount shown in this column reflects the compensation expense for restricted stock awards held by the NEOs recognized by Tesoro in 2008, 2007 and 2006 in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Mr. Schwethelm terminated his employment with Tesoro in November 2008 and forfeited unvested equity awards in 2008. There were no forfeitures by the NEOs in 2007 and 2006. The restricted stock awards for which this expense is shown in the Summary Compensation Table (“SCT”) also includes awards granted in 2008, 2007, 2006, 2005, 2004, and 2003 for which Tesoro recognized expense in 2008, 2007 and 2006. A discussion of the assumptions used in calculating stock-based compensation is set forth in note O to the notes to our consolidated financial statements included in our Annual Report on Form 10-K.

(3)	The amount shown in this column reflects the compensation expense for options and phantom option shares held by the NEOs recognized by Tesoro in 2008, 2007 and 2006 in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Mr. Schwethelm terminated his employment with Tesoro in November 2008 and forfeited unvested equity awards in 2008. There were no forfeitures by the NEOs in 2007 and 2006. The stock option awards for which this expense is shown in the SCT also includes awards granted in 2008, 2007, 2006, 2005, 2004, 2003 and 2002 for which Tesoro continued to recognize expense in 2008, 2007 and 2006. Also included in this column is $8,162,776 and $630,425 recognized as expense in 2007 and 2006, respectively, related to phantom option shares granted to Mr. Smith in 1997. Mr. Smith exercised all his phantom option shares prior to their expiration in October 2007. A discussion of the assumptions used in calculating stock-based compensation is set forth in note O to the notes to our consolidated financial statements included in our Annual Report on Form 10-K.

(4)	The amount shown in this column represents the annual cash incentive award earned under the 2008, 2007, and 2006 Incentive Compensation Programs. No annual cash incentive awards were paid in 2008 to the NEOs.

(5)	The change in pension value is the increase during 2008 of the value of each executive’s pension benefits under the pension plans described in the Pension Benefits section. The value of the accumulated plan benefits for years end 2007, 2006 and 2005 were calculated using the same methodology outlined in the Pension Benefits section as for 2008 except that the assumptions used are as of December 31, 2007, December 31, 2006 and December 31, 2005, respectively, for financial reporting purposes. The assumptions for 2007, 2006 and 2005 include a discount rate of 6.1%, 6% and 5.50%, respectively, the 1994 Group Annuity Mortality Tables for both 2007 and 2006 and the 1983 Group Annuity Mortality Tables for 2005. For the Tesoro Corporation Retirement Plan, that each employee will elect a lump sum payment at retirement using an interest rate of 6.5% for 2007 and 2006 and 7% for 2005, as well as the mortality table described in Revenue Procedure 2001-62. The assumptions used for 2008 are noted in the Pension Benefits Table on page 57. Mr. Smith’s change in pension value for 2006 represents the difference between the value of his Executive Security Plan “ESP” benefit as of December 31, 2006 that he is entitled under his amended employment agreement dated November 1, 2006, and the value of the ESP benefit as of December 31, 2005, as noted in his previous employment agreement plus the change of the value under the Retirement Plan from December 31, 2005 to December 31, 2006. A nonqualified defined contribution plan was put into place in 2007. Refer to the Nonqualified Deferred Compensation section for further details.

(6)	The tables below provide the incremental cost of the components of the Other Annual Compensation provided by or paid for by Tesoro for the NEOs in 2008, 2007 and 2006.

2008 Other Annual Compensation ($)
	Bruce A.	William J.	Gregory A.	Everett D.	Charles S.	Otto C.
	Smith	Finnerty	Wright	Lewis	Parrish	Schwethelm
Personal Use of Aircraft	-	-	-	-	-	-

Financial and Tax Planning	10,641	10,749	10,407	-	-	-

Estate Planning and Will Preparation	-	-	-	-	-	-

Executive Annual Physical	3,946	4,562	-	-	1,263	-

Social Club Membership	-	6,148	4,788	-	-	6,043

Thrift Plan Company Contributions	15,500	15,500	15,500	9,200	15,500	15,720

Executive Deferred Compensation Plan Company Contributions	-	-	-	-	-	5,099

Restricted Stock Dividends	628,050	11,704	9,273	7,381	770	-

Tax Gross-Ups	-	-	-	-	-	-

Miscellaneous	-	510	510	526	510	-

Severance	-	-	-	-	-	1,460,656

Total	658,137	49,173	40,478	17,107	18,043	1,487,518

2007 Other Annual Compensation ($)
	Bruce A.	William J.	Gregory A.	Everett D.	Charles S.	Otto C.
	Smith	Finnerty	Wright	Lewis	Parrish	Schwethelm
Personal Use of Aircraft	-	-	-	-	-	-

Financial and Tax Planning	15,076	15,151	15,220	-	2,500	-

Estate Planning and Will Preparation	-	1,750	6,798	-	5,740	-

Executive Annual Physical	-	-	-	-	3,959	-

Social Club Membership	-	6,350	5,002	-	-	49

Thrift Plan Company Contributions	15,500	15,500	15,500	2,154	15,500	15,500

Executive Deferred Compensation Plan Company Contributions	-	-	-	-	-	10,878

Restricted Stock Dividends	64,940	5,687	7,161	4,061	-	-

Tax Gross-Ups	-	-	-	-	-	-

Miscellaneous	-	-	-	-	-	-

Severance	-	-	-	-	-	-

Total	95,516	44,438	49,681	6,215	27,699	26,427

2006 Other Annual Compensation ($)
	Bruce A.	William J.	Gregory A.	Everett D.	Charles S.	Otto C.
	Smith	Finnerty	Wright	Lewis	Parrish	Schwethelm
Personal Use of Aircraft	-	-	-	-	-	-

Financial and Tax Planning	4,575	4,575	4,575	-	5,000	-

Estate Planning and Will Preparation	-	-	-	-	-	-

Executive Annual Physical	-	6,414	-	-	-	-

Social Club Membership	385	3,744	4,801	-	-	577

Thrift Plan Company Contributions	15,400	15,400	15,400	1,731	15,400	15,400

Restricted Stock Dividends	22,753	1,614	2,453	1,287	-	-

Tax Gross-Ups	-	1,817	2,754	-	-	-

Miscellaneous	-	-	-	-	-	-

Severance	-	-	-	-	-	-

Total	43,113	33,564	29,983	3,018	20,400	15,977

Personal Use of Aircraft: Mr. Smith is the only officer that uses Tesoro’s aircraft for personal use. The methodology that we use to calculate our incremental direct operating cost for Mr. Smith’s personal use of the aircraft is based on the cost of fuel, trip-related airport fees, and pilot meals and lodging. Since the aircraft is primarily used for business travel, the methodology excludes the fixed costs which do not change based on the usage of the aircraft or non-trip related hangar and maintenance expenses. As Mr. Smith reimburses Tesoro for his personal use of the aircraft, there is no dollar amount to be reported for 2008, 2007 or 2006.

Financial and Tax Planning: We provide financial and tax planning services to our officers and to select key executives through our preferred providers or through the executive’s own financial planning firm. We provide reimbursement for these expenses, subject to an annual limit approved by the Compensation Committee.

Estate Planning and Will Preparation: We provide estate planning and will preparation services to our officers and to select key executives through our preferred provider or through the executive’s own legal firm. We provide reimbursement for these expenses, subject to a pre-established limit approved by the Compensation Committee.

Executive Annual Physical: We provide for annual physicals to our officers and to select key executives including travel costs associated with receiving this benefit.

Social Club Memberships: We provide for the initiation fees and dues for club memberships to social organizations and health clubs to our officers. We provide reimbursement for these expenses, subject to the limits of total initiation fees not to exceed 10% of the executive’s base pay in the aggregate and monthly dues of up to $750 in the aggregate.

Thrift Plan Company Contributions: We provide matching contributions dollar-for-dollar up to 7% of eligible earnings for all employees that participate in the Thrift Plan.

Executive Deferred Compensation Plan Company Contributions: We provide matching contributions dollar-for-dollar up to 4% of eligible earnings above the IRS salary limitation ($230,000 for 2008). Participants that are eligible for supplemental retirement benefits under Tesoro’s amended Executive Security Plan are eligible to defer compensation under the Executive Deferred Compensation Plan but are not eligible for the matching provisions of the Executive Deferred Compensation Plan.

Restricted Stock Dividends: Dividends paid on restricted stock that vested in 2008, 2007 and 2006, respectively.

Severance: The severance amount per the terms and conditions of Mr. Schwethelm’s separation agreement are detailed in the table below. The amounts also include his fees paid for consulting services for a term of six months.

Severance Details	Amount ($)
Two Weeks Notice Pay – paid in 2008	6,043
Unused Vacation – paid in 2008	4,615
Separation Pay – to be paid in 2009	1,250,000
Consulting fees – $33,333 paid in 2008 and $166,665 to be paid in 2009	199,998
Total	1,460,656

(7)	Effective March 19, 2008, Mr. Lewis was named Executive Vice President and Chief Operating Officer and Mr. Finnerty was named Executive Vice President – Strategy and Asset Management. At December 31, 2007, Mr. Finnerty was Executive Vice President and Chief Operating Officer and Mr. Lewis was Executive Vice President – Strategy and Asset Management.

(8)	Effective November 20, 2008, Mr. Wright was named Executive Vice President and Chief Financial Officer. At December 31, 2007, Mr. Wright was Executive Vice President and Chief Administrative Officer and at December 31, 2006, Mr. Wright was Executive Vice President and Chief Financial Officer.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock to our NEOs.

		Estimated Future Payouts Under			All Other	All Other
		Non-Equity Incentive Plan Awards(1)			Stock	Option
					Awards:	Awards:		Grant date
					Number of	Number of	Exercise or	fair value
					Shares of	Securities	Base Price	of stock
					Stock or	Underlying	of Option	and option
		Threshold	Target	Maximum	Units	Options	Awards	awards
Name	Grant Date	($)	($)	($)	(2)(#)	(2)(#)	(3)($/Sh)	(4)($)
	n/a	390,000	1,560,000	3,900,000	-	-	-	n/a

Bruce A. Smith	1/30/2008	-	-	-	51,500	-	-	2,080,600

	1/30/2008	-		-	-	268,700	40.40	4,788,234

	n/a	194,250	777,000	1,942,500	-	-	-	n/a

William J. Finnerty	1/30/2008	-	-	-	14,300	-	-	577,720

	1/30/2008	-	-	-	-	74,500	40.40	1,327,590

	n/a	127,400	509,600	1,274,000	-	-	-	n/a

Gregory A. Wright	1/30/2008	-	-	-	11,700	-	-	472,680

	1/30/2008	-	-	-	-	61,100	40.40	1,088,802

	n/a	157,500	630,000	1,575,000	-	-	-	n/a

Everett D. Lewis	1/30/2008	-	-	-	11,700	-	-	472,680

	1/30/2008	-	-	-	-	61,100	40.40	1,088,802

	n/a	70,950	258,000	516,000	-	-	-	n/a

Charles S. Parrish	1/30/2008	-	-	-	6,900	-	-	278,760

	1/30/2008	-	-	-	-	35,800	40.40	637,956

	n/a	60,500	220,000	440,000	-	-	-	n/a

Otto C. Schwethelm(5)	1/30/2008	-	-	-	5,000	-	-	202,000

	1/30/2008	-	-	-	-	25,900	40.40	461,538

(1)	These columns show the range of awards under our Annual Incentive Compensation Program, or ICP, which is described in the section “Annual Performance Incentives” in the Compensation Discussion and Analysis. The “threshold” column represents the minimum payout for the performance metrics under the ICP assuming that the minimum level of performance is attained. The “target” column represents the amount payable if the performance metrics are reached. The “maximum” column represents the maximum payout for the performance metrics under the ICP assuming that the maximum level of performance is attained. There was no annual cash incentive award paid for 2008 to the NEOs.

(2)	These columns show the awards under the 2006 Long-Term Incentive Plan as described in the section “Long-Term Incentives” in the Compensation Discussion and Analysis. The dollar amount recognized by us for these awards is shown in the Summary Compensation Table in the columns entitled “Stock Awards” and “Option Awards”, respectively, and their valuation assumptions are referenced in footnotes 2 and 3, respectively, of that table.

(3)	The exercise price per share is the closing price of Tesoro’s common stock on the NYSE at the date of the option grant. The closing price for our stock on the date of grant was $40.40.

(4)	The amount shown in this column represents the total grant date fair value of the awards computed in accordance with SFAS 123R. See note O to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the valuation assumptions used in determining the grant date fair value of stock and option grants.

(5)	Mr. Schwethelm forfeited his 2008 equity grants upon the termination of his employment with Tesoro in November 2008.

Relationship of Salary and Annual Incentive Compensation to Total Compensation

The following table sets forth the relationship of salary and annual incentive compensation to total compensation for each of our CEO, CFO and the remaining NEOs for 2006, 2007 and 2008.

	2006			2007			2008
		% of Annual			% of Annual			% of Annual
		Cash			Cash			Cash
		Incentive			Incentive			Incentive
	% of Salary to	Payment to		% of Salary to	Payment to		% of Salary to	Payment to
	Total	Total		Total	Total		Total	Total
Name	Compensation	Compensation		Compensation	Compensation		Compensation	Compensation

Bruce A Smith	8	14		6	7		9	0
William J. Finnerty	18	30		15	18		19	0
Gregory A. Wright	13	19		14	13		27	0
Everett D. Lewis	15	20		14	25	(1)	20	0
Charles S. Parrish	19	18	(1)	22	13		27	0
Otto C. Schwethelm	31	20		33	17		11	0

(1)	Calculation includes discretionary bonus paid to Mr. Parrish for 2006 and Mr. Lewis for 2007.

Employment Contracts and Management Stability Agreements

We have entered into either employment agreements or management stability agreements with our NEOs, the significant terms of which are detailed below. The purpose of these agreements is to ensure continued stability, continuity and productivity among members of our management team.

Mr. Smith.  Mr. Smith’s employment agreement, originally dated December 3, 2003 and amended February 2, 2006, November 1, 2006 and December 12, 2008, has a term which expires on December 31, 2010 at an annual base salary (the “Base Salary”) of no less than $1,300,000 effective as of January 6, 2008. In addition to the Base Salary, Mr. Smith is entitled to participate in an annual incentive compensation program established in a manner consistent with his position and consistent with the evaluation of his performance by the Governance Committee of the Board. The target incentive bonus will be 120% of his Base Salary as in effect each year; however, his actual annual bonus may range from 0% to 300% and will be determined based upon achievement of performance goals established by the Compensation Committee.

Per the agreement, the Board, effective as of December 11, 2003, granted Mr. Smith an award of 500,000 restricted shares of our common stock under the 1993 Plan that vested in equal installments 60 days after each of the first five anniversaries of December 3, 2003, subject to Mr. Smith’s continuous employment, through December 3, 2008. During 2004, Mr. Smith purchased 500,000 shares of Tesoro’s common stock and, as required by his employment agreement, we awarded one share of restricted stock to Mr. Smith for each such share purchased.

The 500,000 restricted shares matching Mr. Smith’s open-market purchased shares vested on December 3, 2008. We have no further obligations to award Mr. Smith restricted stock to match any future purchases of Tesoro’s common stock. The employment agreement also requires Mr. Smith, from the period of December 3, 2007 through the end of the term of his Employment Agreement, to own shares of Tesoro’s common stock equal in value to at least five times the amount of his annual base salary. Mr. Smith had satisfied his ownership requirement at the end of both 2007 and 2008.

Under the amended agreement effective December 12, 2008, Mr. Smith is eligible to receive a benefit under the Executive Security Plan upon his separation from service for any reason, other than for cause, in an amount calculated using the greater of his actual years of service or twenty years of service. This benefit is an unreduced actuarial equivalent of a single life annuity with a 50% right of survivorship.

Messers. Finnerty, Wright and Lewis.  Messers. Finnerty’s, Wright’s and Lewis’s employment agreements (dated February 2, 2005, August 3, 2004 and February 2, 2005, respectively, and each as amended on February 2, 2006 and further amended in 2007) provide annual base salaries of no less than $777,000, $637,000 and $700,000, respectively, effective as of December 31, 2008, and are for terms of three years with renewals for an additional year on the annual anniversary date of each agreement, unless we terminate the agreement in accordance with its terms. In addition to their base salaries, each of Messers. Finnerty, Wright and Lewis are entitled to participate in our annual incentive compensation plan with a target incentive bonus of at least 65% of his annual base salary (set at 100%, 80% and 90%, respectively, in 2008), with payments to be determined based upon the achievement of performance goals established by our Compensation Committee under such plan. We also will reimburse initiation fees and dues for social clubs and reimburse Messers. Finnerty, Wright and Lewis for estate planning, tax and financial planning expenses to the extent the Board, or a duly authorized committee thereof, determines such fees are reasonable and in our best interest.

Mr. Parrish.  We have a Management Stability Agreement with Mr. Parrish that is operative only in the event of a change-in-control. The terms of this agreement are described below under “Estimated Payments Upon Change-in-Control or Termination.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards of our NEOs at the end of 2008.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
				Equity						Awards:	Payout
				Incentive						Number of	Value of
				Plan					Market	Unearned	Unearned
				Awards:					Value of	Shares,	Shares,
	Number of	Number of		Number of			Number of		Shares or	Units or	Units or
	Securities	Securities		Securities			Shares or		Units of	Other	Other
	Underlying	Underlying		Underlying			Units of		Stock	Rights	Rights
	Unexercised	Unexercised		Unexercised	Option		Stock That		That	That Have	That Have
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Not	Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested(9)	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
		268,700	(1)		40.4000	1/30/2018

	101,332	202,668	(2)		41.5800	2/1/2017

	220,000	110,000	(3)		33.6800	2/2/2016

	336,600				16.3800	2/1/2015

	377,000				14.6900	7/15/2014

	120,000				4.5000	3/27/2013

	80,000				4.5000	11/19/2012

Bruce A. Smith	200,000				3.0000	11/19/2012

	243,400				1.9300	11/19/2012

	320,000				6.6600	3/25/2012

	600,000				5.0200	10/24/2010

	500,000				6.4200	11/12/2009

							51,500	(4)	678,255

							29,868	(5)	393,362

							18,000	(6)	237,060

							100,000	(7)	1,317,000

		74,500	(1)		40.4000	1/30/2018

	31,332	62,668	(2)		41.5800	2/1/2017

	61,066	30,534	(3)		33.6800	2/2/2016

	90,000				16.3800	2/1/2015

William J. Finnerty	9,300				14.1700	8/3/2014

	15,600				14.6900	7/15/2014

							14,300	(4)	188,331

							9,200	(5)	121,164

							6,534	(6)	86,053

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
				Equity						Awards:	Payout
				Incentive						Number of	Value of
				Plan					Market	Unearned	Unearned
				Awards:					Value of	Shares,	Shares,
	Number of	Number of		Number of			Number of		Shares or	Units or	Units or
	Securities	Securities		Securities			Shares or		Units of	Other	Other
	Underlying	Underlying		Underlying			Units of		Stock	Rights	Rights
	Unexercised	Unexercised		Unexercised	Option		Stock That		That	That Have	That Have
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Not	Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested(9)	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
		61,100	(1)		40.4000	1/30/2018

	23,332	46,668	(2)		41.5800	2/1/2017

	48,400	24,200	(3)		33.6800	2/2/2016

Gregory A. Wright	70,000				16.3800	2/1/2015

	67,800				14.6900	7/15/2014

							11,700	(4)	154,089

							6,934	(5)	91,321

							5,200	(6)	68,484

		61,100	(1)		40.4000	1/30/2018

	23,332	46,668	(2)		41.5800	2/1/2017

	30,932	15,468	(3)		33.6800	2/2/2016

	40,000				16.3800	2/1/2015

	8,900				14.1700	8/3/2014

Everett D. Lewis	16,400				14.6900	7/15/2014

	80,000				3.8800	4/29/2013

	20,000				6.6600	3/25/2012

	70,000				5.0200	10/24/2010

							11,700	(4)	154,089

							6,934	(5)	91,321

							3,334	(6)	43,909

		35,800	(1)		40.4000	1/30/2018

	14,666	29,334	(2)		41.5800	2/1/2017

	29,932	14,968	(3)		33.6800	2/2/2016

Charles S. Parrish	17,000				16.3800	2/1/2015

	10,000				11.9800	6/3/2014

							6,900	(4)	90,873

							4,400	(5)	57,948

	Option Awards						Stock Awards
Equity
Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
			Equity						Awards:	Payout
			Incentive						Number of	Value of
			Plan					Market	Unearned	Unearned
			Awards:					Value of	Shares,	Shares,
	Number of	Number of	Number of				Number of	Shares or	Units or	Units or
	Securities	Securities	Securities				Shares or	Units of	Other	Other
	Underlying	Underlying	Underlying				Units of	Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option			Stock That	That	That Have	That Have
	Options	Options	Unearned	Exercise	Option		Have Not	Have Not	Not	Not
	(#)	(#)	Options	Price	Expiration		Vested	Vested(9)	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date		(#)	($)	(#)	($)
	6,532			41.5800	2/20/2009	(8)

Otto C. Schwethelm	19,066			33.6800	2/20/2009	(8)

	6,200			16.3800	2/20/2009	(8)

	5,000			11.9800	2/20/2009	(8)

(1)	Stock options which vest at the rate of 33 1/3% per year with vesting dates of 1/30/2009, 1/30/2010 and 1/30/2011.

(2)	Stock options which vest at the rate of 33 1/3% per year with vesting dates of 2/1/2008, 2/1/2009 and 2/1/2010.

(3)	Stock options which vest at the rate of 33 1/3% per year with vesting dates of 2/2/2007, 2/2/2008 and 2/2/2009.

(4)	Shares of restricted stock which vest at the rate of 33 1/3% per year with vesting dates of 1/30/2009, 1/30/2010 and 1/30/2011.

(5)	Shares of restricted stock which vest at the rate of 33 1/3% per year with vesting dates of 2/1/2008, 2/1/2009 and 2/1/2010.

(6)	Shares of restricted stock which vest at the rate of 33 1/3% per year with vesting dates of 2/2/2007, 2/2/2008 and 2/2/2009.

(7)	Shares of restricted stock which vest at the rate of 20% per year beginning sixty days after the first anniversary of the effective date of the Employment Agreement, with vesting dates of 2/11/2005, 2/11/2006, 2/11/2007, 2/11/2008, and 2/11/2009.

(8)	Mr. Schwethelm terminated employment with the Company in November 2008. Therefore, the expiration date has been shortened to the earlier of the expiration of the general term of the option or three months from termination, as applicable. As of the date of this filing, these options have expired.

(9)	The closing stock price of Tesoro’s common stock on 12/31/08 of $13.17, as reported on the NYSE, was used to calculate the market value of the unvested portion of the stock awards.

OPTION EXERCISES AND STOCK VESTED

The following table reflects the aggregate value realized by the NEOs for option exercises and for restricted stock that vested in 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)
Name	(#)	($)	(#)	($)
Bruce A. Smith	663,800	6,076,881	668,200	10,555,998

William J. Finnerty	-	-	21,134	808,534

Gregory A. Wright	-	-	16,666	637,598

Everett D. Lewis	-	-	13,468	515,659

Charles S. Parrish	-	-	2,200	84,282

Otto C. Schwethelm	-	-	-	-

(1)	The value realized on exercise is the aggregate excess over the fair market value of the option at the time of the exercise and the grant price of the option times the number of options exercised.

(2)	The value realized is the fair market value on the date the restricted stock vested.

PENSION BENEFITS

The estimated pension benefits provided under the Retirement Plan, ESP, and Restoration Plan for each of the NEOs are set forth below:

		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit(1)($)	Fiscal Year ($)
Bruce A. Smith(2)	Tesoro Corporation Retirement Plan	16	569,504	-

	Executive Security Plan	20	15,235,254	-

William J. Finnerty	Tesoro Corporation Retirement Plan	5	165,601	-

	Executive Security Plan	5	3,291,237	-

Gregory A. Wright	Tesoro Corporation Retirement Plan	14	425,149	-

	Executive Security Plan	14	6,273,198	-

Everett D. Lewis	Tesoro Corporation Retirement Plan	10	345,127	-

	Executive Security Plan	10	4,570,555	-

Charles S. Parrish	Tesoro Corporation Retirement Plan	15	314,127	-

	Executive Security Plan	15	1,414,506	-

Otto C. Schwethelm	Tesoro Corporation Retirement Plan	10	173,180	-

	Executive Security Plan	10	1,203,733	-

(1)	The present values of the accumulated plan benefits shown in the Pension Benefits Table are equal to the value of the retirement benefits at the earliest unreduced age for each plan using the assumptions used as of December 31, 2008 for financial reporting purposes. These assumptions include a discount rate of 6.28%, the 1994 Group Annuity Mortality Tables and, for the Tesoro Corporation Retirement Plan, that each employee will elect a lump sum payment at retirement using an interest rate of 6.5% and the mortality table described in Revenue Procedure 2007-67.

(2)	Per Mr. Smith’s amended employment agreement dated December 12, 2008, Mr. Smith’s Supplemental Annual Retirement Benefit under the Executive Security Plan will be calculated using the greater of his actual years of service or twenty years of service.

Tesoro Corporation Retirement Plan

The Tesoro Corporation Retirement Plan, which we refer to as the Retirement Plan, is a tax-qualified pension plan. Under the Retirement Plan, the monthly retirement benefit is equal to 1.1% of average compensation for each year of service plus 0.5% of average compensation in excess of Covered Compensation for each year of service up to 35 years. Average compensation is the monthly average of compensation over the consecutive 36-month period in the last 120 months preceding retirement that produces the highest average. Compensation includes base pay plus bonus but limited to the maximum compensation allowed to be used by qualified plans under the Internal Revenue Code.

Generally, only service with Tesoro or its affiliates is included in the Retirement Plan. As a result of acquisitions, certain employees receive retirement benefits equal to the larger of (i) the Retirement Plan monthly retirement benefit calculated using service with Tesoro and the prior employer less the benefit paid from the prior employer’s retirement plan or (ii) the Retirement Plan monthly retirement benefit calculated using only service with Tesoro.

The monthly retirement benefit is payable at the normal retirement date. The normal retirement date is the first of the month following the attainment of the later of age 65 or 5 years of service. In certain situations, the monthly retirement benefits from the Retirement Plan may be paid earlier than the normal retirement date. If an employee retires at or after age 50 with age plus years of service greater than or equal to 80 (80-point early retirement), the monthly retirement benefit may be paid at age 60 without reduction or earlier than age 60 with a reduction of 5% per year for each year age at retirement is less than 60. If an employee retires after age 55 and with at least 5 years of service but age plus service are less than 80 (reduced early retirement), the monthly retirement benefit may be paid at age 62 without reduction or earlier than age 62 with a reduction of about 7.14% per year for each year age at retirement is less than 62. Mr. Smith is currently eligible for full retirement benefits and Messers. Finnerty, Wright and Lewis are currently eligible for reduced early retirement benefits.

The monthly retirement benefit is payable in the form of a lifetime level payment. At the employee’s election, a reduced benefit may be paid that continues a portion of the reduced payment over the lifetime of a beneficiary, if the beneficiary outlives the employee. In lieu of monthly payments, the employee may elect a lump sum equal to the present value of the monthly retirement benefit.

Executive Security Plan (ESP)

The ESP is a nonqualified pension plan. Under the ESP, the gross monthly retirement benefit is equal to 4% of average compensation for each of the first 10 years of service plus 2% of average compensation for each of the next 10 years of service plus 1% of average compensation for each of the next 10 years of service, for a maximum gross monthly retirement benefit of 70% of average compensation for 30 years of service. This gross monthly retirement benefit is reduced by any benefits paid from the Retirement Plan, benefits from any predecessor plan if service is recognized for purposes of the ESP and, after age 62, estimated Social Security benefits. Average compensation in the ESP is the highest three years of compensation out of the last seven calendar years prior to termination that produces the highest average. Compensation includes base pay plus bonus.

Generally, only service with Tesoro or its affiliates is included in the ESP. As a result of acquisitions, certain executives receive credited service with prior employers for the ESP with an offset for any qualified or nonqualified retirement benefits paid by the prior employer.

The normal retirement date is the first of the month following the attainment of the later of age 65 or 5 years of service. In certain situations, the monthly retirement benefits from the ESP may be paid earlier than the normal retirement date. If an executive retires after attaining age 50 with 80 points or age 55 and with at least 5 years of service, the gross monthly retirement benefit may be paid at or after age 60 without reduction or earlier than age 60 with a reduction of 7% per year for each year of age at retirement that is less than 60. Messers. Smith, Finnerty, Wright and Lewis are currently eligible for retirement benefits without any reduction.

As imposed by Section 409A of the Internal Revenue Code, a participant must wait six months, except in the event of a death, before receiving a distribution of his benefit from the ESP. Distributions at retirement or termination will be made in accordance with the distribution election made by the participant at the time of his deferral election. The ESP provides for a life annuity or lump sum payment upon termination. Pursuant to the rules under the Internal Revenue Code Section 409(A), eligible employees had to make an irrevocable form of payment election between a life annuity or lump sum by December 31, 2008 or the date they became eligible for the plan (if later). Effective December 31, 2008, all the NEOs have elected to receive a lump sum form of payment upon termination.

Tesoro Corporation Restoration Retirement Plan

The Tesoro Corporation Restoration Retirement Plan is a nonqualified pension plan. The purpose of the Restoration Retirement Plan is to restore benefits that are not provided under the qualified Retirement Plan due to compensation and benefit limitations imposed under the Internal Revenue Code. The Restoration Retirement Plan covers a select group of management and highly compensated employees. Under the Restoration Retirement Plan, the monthly retirement benefit is equal to 1.1% of average compensation for each year of service plus 0.5% of average compensation in excess of covered compensation for each year of service up to 35 years less the accrued benefit under the Tesoro Corporation Retirement Plan. Average compensation is the monthly average of compensation over the 36-month period in the last 120 months preceding retirement that produces the highest average. Compensation includes base pay plus bonus and is determined without regard to any limits imposed on compensation by the Internal Revenue Code.

Generally, only service with Tesoro or its affiliates is included in the Restoration Retirement Plan. As a result of acquisitions, certain employees receive credited service with prior employers for the Restoration Retirement Plan with an offset for the qualified or nonqualified retirement benefits paid by the prior employer.

The monthly retirement benefit is payable at the normal retirement date which is the first day of the month following the attainment of the later of age 65 or 5 years of service. In certain situations, the monthly retirement benefits from the Restoration Retirement Plan may be paid earlier than the normal retirement date. If an employee retires at or after age 50 with age plus service greater than or equal to 80 (80-point early retirement), the monthly retirement benefit may be paid at age 60 without reduction or earlier than age 60 with a reduction of 5% per year for each year age at retirement is less than 60. If an employee retires after age 55 and with at least 5 years of service but age plus service are less than 80 (reduced early retirement), the monthly retirement benefit may be paid at age 62 without reduction or earlier than age 62 with a reduction of about 7.14% per year for each year age at retirement is less than 62.

The monthly retirement benefit is payable in the form of a lifetime level payment. At the employee’s election, a reduced benefit may be paid that continues a portion of the reduced payment over the lifetime of a beneficiary, if the beneficiary outlives the employee. In lieu of monthly payments, the employee will be paid in a lump sum equal to the present value of the monthly Restoration Retirement benefit if the value of such benefit is less than $100,000.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the contributions to and year-end balances under the Tesoro’s Executive Deferred Compensation Plan for the NEOs in 2008.

Aggregate
Balance
	Executive	Registrant	Aggregate	Aggregate	at Last
	Contributions in	Contributions in	Earnings	Withdrawals/	Fiscal
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	Distributions	Year-End
Name	($)	(1)($)	(2)($)	($)	($)
Bruce A. Smith	-	-	-	-	-
William J. Finnerty	-	-	-	-	-
Gregory A. Wright	-	-	-	-	-
Everett D. Lewis	-	-	-	-	-
Charles S. Parrish	-	-	-	-	-
Otto C. Schwethelm	51,996	5,099	(28,625)	-	51,915

(1)	The amount shown in this column has also been included in the Summary Compensation Table column “All Other Compensation”.

(2)	The amount shown reflects the change in the market value pertaining to the investment funds in which the NEO has chosen to invest his contributions and Tesoro’s contribution under the Executive Deferred Compensation Plan.

Tesoro Corporation Executive Deferred Compensation Plan

Our named executive officers are eligible to participate in our Executive Deferred Compensation Plan, or EDCP. The purpose of the EDCP is to provide executives and key management personnel the opportunity to make additional pre-tax deferrals capped under our qualified 401(k) plan, or Thrift Plan, due to salary and deferral limitations imposed under the Internal Revenue Code and as an additional resource for compensation and tax planning.

Participants may elect to defer up to 50% of their base salary and/or up to 100% of their annual bonus compensation after FICA tax deductions. Tesoro matches the participant’s contributions dollar-for-dollar up to 4% of eligible earnings above the IRS salary limitation ($230,000 for 2008). A participant will vest in the company contributions upon the completion of three years of service credit under the terms of the Thrift Plan. Those participants that are eligible for supplemental retirement benefits under Tesoro’s ESP, are eligible to defer compensation under the EDCP, but are not eligible for Tesoro’s matching contributions. The EDCP Plan also permits us to make discretionary contributions to participants’ accounts from time to time in amounts and on terms as we may determine. No such additional discretionary contributions have been made on behalf of any of our senior executive’s, including the NEOs, accounts to date.

Participants are able to direct investment selections for their own accounts and may change the investment allotment at anytime, subject to restrictions. The investment selection generally includes mutual funds available through the Thrift Plan, except Tesoro Stock which is not offered in the EDCP.

As imposed by Section 409A of the Internal Revenue Code, a participant must wait six months, except in the event of a death, before receiving a distribution of their benefit from the EDCP. Distributions at retirement or termination will be made in accordance with the distribution election made by the participant at the time of their deferral election. Participants may select distributions to be made in the form of a lump sum or installments (no more frequently than monthly) over a period of two to fifteen years. If a participant does not designate a distribution election at the time of deferral, the default distribution is that the deferral account balance will be distributed in a lump sum payment on the seventh month following retirement or termination, whichever comes first. Vested deferral account balances that are less than $100,000 at the time of termination will be distributed in the form of a lump sum, paid in cash, regardless of the participant’s distribution election.

ESTIMATED PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

Each of our NEOs is entitled to certain additional payments upon a qualifying termination upon a change-in-control, or upon other events resulting in the termination of his employment. The following tables reflect the estimated amount of additional compensation for each of the NEOs in the event of a qualifying termination due to a change-in-control or upon a termination of the executive’s employment, whether it be from a voluntary termination for retirement, death or disability, an involuntary termination for cause, an involuntary termination without cause or a voluntary termination for good reason. The amounts shown below assume that the applicable termination occurred as of December 31, 2008. The tables also include those amounts that the executive earned through that time and estimated amounts that would be paid out upon a termination due to a change-in-control and the other applicable termination scenarios. The actual payments an executive would be entitled to may only be determined based upon the actual occurrence and circumstances surrounding the change-in-control or termination.

Below are the assumptions used in determining the estimated payments upon termination as a result of a change-in-control and other applicable termination scenarios.

Change-in-Control.  In the event of a change-in-control, the NEOs will receive benefits as follows:

•	Mr. Smith will receive a lump sum equal to three times his Current Base Salary at the time of a change-in-control plus his Current Base Salary multiplied by the greater of his Target Annual Bonus percentage at the time of a change-in-control or the average of the actual bonus percentages earned for the bonuses paid for the three years ending on the last day of the year prior to the year in which the change-in-control occurred.

•	Messers. Finnerty, Wright and Lewis will receive a lump sum equal to three times the Base Salary and Target Annual Bonus.

•	Mr. Parrish will receive a lump sum equal to two and one-half times the Base Salary.

•	Mr. Parrish will receive a lump sum equal to two and one-half times the Target Annual Bonus applicable at the time of termination or the year of the change-in-control, whichever is greater, and if the termination occurs in the fourth quarter of the year, the sum of the target bonuses under all of our incentive bonus plans applicable to Mr. Parrish will be prorated to and including the date of termination.

•	Messers. Smith, Finnerty, Wright and Lewis will receive any unpaid bonuses.

•	Messers. Smith, Finnerty, Wright, Lewis and Parrish will receive additional years of Service Credit under the current nonqualified supplemental pension plans (Messers. Smith, Finnerty, Wright and Lewis – three years; Mr. Parrish – two and one-half years).

•	Messers. Smith, Finnerty, Wright, Lewis and Parrish will be 100% vested in all equity awards and grants.

•	Mr. Smith will receive a pro-rated bonus or incentive compensation payment equal to 250% of his Base Salary following a termination under a change-in-control.

•	Mr. Smith will continue to serve as CEO for at least a one year period following a change-in-control.

Payments Made Upon Any Termination Scenario (except for a Change-in-Control noted above).  In the event of an NEO’s termination under any termination scenario except for a change-in-control, such NEO will receive the following benefits:

•	Any accrued but unpaid Base Salary to the date of termination.

•	Any accrued but unpaid expenses to be reimbursed in accordance with the NEO’s employment agreement.

•	Unused vacation pay.

•	Any unpaid bonuses for a prior period to which the NEO is entitled.

•	Any benefits to which the executive is entitled.

Payments Made Upon Retirement.  In the event of an NEO’s retirement, such NEO will receive the benefits indicated under the heading “Payments Made Upon Any Termination Scenario”, any pro-rated bonus for the period in which the termination due to retirement occurs and any non-vested equity awards will be cancelled.

Payments Made Upon Death.  In the event of an NEO’s death, such NEO’s beneficiaries or estate will receive benefits indicated under the heading “Payments Made Upon Any Termination Scenario” as well as the benefits indicated below:

•	Pro-rata bonus for the period in which the termination occurred.

•	Unpaid bonus for the prior period.

•	Mr. Smith will receive two additional years of Base Salary and Messers. Finnerty, Wright and Lewis will receive one additional year of Base Salary.

•	Messers. Smith, Finnerty, Wright and Lewis will be fully vested in their stock options and restricted stock with up to one year for the executive’s estate or beneficiary to exercise such awards. Mr. Parrish will forfeit any unvested equity awards. For any vested options, Mr. Parrish’s beneficiaries will have until the earlier of one year after the date of death or the expiration of the general terms of the options to exercise any vested options.

Payments Made Upon Disability.  In the event of an NEO’s disability, such NEO will receive the benefits indicated under the headings “Payments Made Upon Any Termination Scenario” and “Payments Made Upon Death” less any payments received under any long-term disability plan or arrangement paid for by Tesoro. Messers. Smith, Finnerty, Wright, and Lewis will be fully vested in all equity awards and will have up to one year from the date of termination due to disability to exercise all such options. Mr. Parrish will forfeit all unvested equity awards. For any vested options, Mr. Parrish’s beneficiaries will have until the earlier of one year after the date of disability or the expiration of the general terms of the options to exercise any vested options.

Payments Made Upon Involuntary Termination with Cause.  In the event of an NEO’s termination with cause, such NEO will receive the benefits indicated under the headings “Payments Made Upon Any Termination Scenario” and any unvested stock options or restricted stock will be forfeited as well as any outstanding stock options for Messers. Smith, Finnerty, Wright and Lewis, and Parrish. In addition, Messers. Smith, Finnerty, Wright and Lewis will receive any unpaid bonuses for the prior period. If Mr. Smith’s employment is terminated with cause prior to December 31, 2010, he will be entitled to $700,000 in supplemental annual retirement benefits. The first applicable supplemental retirement benefit will become payable six months after termination of Mr. Smith’s employment with us, and such supplemental retirement benefit will be payable each year to him through the remainder of his life, with a 50% right of survivorship.

Payments Made Upon Involuntary Termination without Cause and Voluntary Termination with Good Reason.  In the event of an NEO’s termination without cause, such NEO will receive the benefits indicated under the heading “Payments Made Upon Any Termination Scenario” as well as the benefits indicated below:

•	Messers. Smith, Finnerty, Wright, and Lewis will receive an amount equal to two times the Base Salary and Target Annual Bonus and Mr. Parrish will receive an amount equal to one and one-half times his Base Salary and Target Annual Bonus under an involuntary termination without cause scenario only.

•	Messers. Smith, Finnerty, Wright and Lewis will receive any unpaid bonuses for the prior period.

•	Messers. Smith, Finnerty, Wright and Lewis will continue to vest in all stock options or restricted stock awards over the two year period commencing on the date of such termination. Mr. Parrish will forfeit any non-vested equity awards.

•	Continuation of all health benefits, group or individual, to the extent that such arrangements are made available to Tesoro’s retirees, fully paid by Tesoro, and without additional income tax consequences to the executive for two and one-half years for Messers. Smith. Finnerty, Wright, and Lewis following termination, death, or if he gets covered by a comparable benefit by a subsequent employer.

•	If the executive is not vested in our defined benefit or defined contribution retirement plans, the executive will receive a lump sum payment equivalent to the difference between the value of the accrued benefit under our qualified defined contribution and defined benefit plans as of the date of retirement and the value of the accrued benefit under those qualified retirement plans had the executive been vested 100% in those accrued benefits at the time of retirement. (applies to Messers. Finnerty, Wright, and Lewis)

Bruce A. Smith

	Termination Scenario ($)
						Involuntary w/out
						Cause or
Compensation	Change-in-				Involuntary	Voluntary
Components	Control	Retirement	Death	Disability	w/Cause	w/Good Reason

Severance(1)(2)(3)	11,277,500	345,000	345,000	345,000	345,000	3,205,000

Continued Salary(4)(5)	-	-	2,600,000	2,240,000	-	2,860,000

Value of Accelerated Equity(6)	2,625,677	-	2,625,677	2,625,677	-	2,399,592

Retirement Benefits(7)	-	-	-	-	-	-

Health Benefits(8)	-	-	-	-	-	51,797

Gross-up(9)	-	-	-	-	-	-

Total	13,903,177	345,000	5,570,677	5,210,677	345,000	8,516,389

(1)	The severance amounts for a change-in-control include a lump sum amount equal to three times the sum of Mr. Smith’s base salary plus his target annual bonus, any earned unpaid bonuses for the year of the change-in-control or the average of the actual bonus percentages earned for the bonuses paid for the three years prior to the change-in-control, and a bonus equal to 250% of his base salary, pro-rated, following a termination under a change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued, any earned but unpaid bonuses for any prior year, and a pro-rata bonus under the incentive compensation program as stated in his employment agreement.

(3)	The severance amount for an involuntary termination without cause or voluntary termination for good reason not only includes those items noted in footnote 2 above, but also includes one-half of the amount that is two times the sum of Mr. Smith’s base salary and target annual bonus, half of which shall be paid in a lump sum following six months after such termination. See footnote 5 which addresses how the other half of this amount is paid.

(4)	The amount represents the two additional years of base salary to be received under a termination due to death or disability. The amount under a termination due to disability is offset by any payments Mr. Smith receives under our long-term disability plan for this two year period, but this payment will not commence until six months have elapsed from the date of termination due to disability.

(5)	The amount under a termination without cause or voluntary termination for good reason represents the other half of the amount that is two times the sum of his base salary and his target annual bonus, which will be paid beginning as soon as administratively practicable following six months after the date of termination without cause and shall be paid in the same manner as if Mr. Smith had remained an active employee until the end of the period. See footnote 3 which addresses how the other half of this amount is paid.

(6)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2008 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2008 that accelerates in connection with the specified change-in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2008. For a change-in-control or a termination due to death or disability, Mr. Smith or Mr. Smith’s estate or beneficiaries, as applicable, will be fully vested in all stock options and restricted stock. For a termination due to a termination without cause or voluntary termination with good reason, Mr. Smith will continue to vest in all stock option awards or restricted stock awards over the two year period commencing on the date of such termination of employment. The amount included in this column under a termination without cause or voluntary termination with good reason represents the value of the equity that continues to vest for two years using Tesoro’s closing stock price as of December 31, 2008.

(7)	The retirement benefit under a termination for cause is a lump sum present value of the $700,000 annual annuity (equating to $8,373,667) payable as a 50% right of survivorship that Mr. Smith would receive as noted in his employment agreement. This retirement benefit is lower than the present value of the accumulated benefit (as noted in the Pension Benefit Section) based on twenty years of service that Mr. Smith would receive under a change-in-control or the other termination scenario events per his employment agreement.

(8)	The amount represents the estimated health and welfare benefits provided to the executive under an involuntary termination without cause under his employment agreement.

(9)	Upon a change-in-control, an executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. In his employment agreement, we have agreed to reimburse Mr. Smith for any excise tax as a result of the parachute payment and any additional federal income taxes (including any additional excise taxes) payable as a result of the reimbursement, assuming that he is subject to federal income taxes at the highest individual marginal tax rate. The amounts in the table are based on a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. Based on the amounts shown in the “Change-in-Control” column, Mr. Smith is not subject to a 280G excise tax gross-up.

William J. Finnerty

	Termination Scenario ($)
						Involuntary w/out
						Cause or
Compensation	Change-in-				Involuntary	Voluntary
Components	Control	Retirement	Death	Disability	w/Cause	w/Good Reason

Severance(1)(2)(3)	4,662,000	96,068	96,068	96,068	96,068	1,650,068

Continued Salary(4)(5)	-	-	777,000	597,000	-	1,554,000

Value of Accelerated Equity(6)	395,548	-	395,548	395,548	-	332,771

Retirement Benefits(7)(8)(9)	2,204,350	-	-	-	-	-

Health Benefits(10)	-	-	-	-	-	36,294

Gross-up(11)	2,313,213	-	-	-	-	-

Total	9,575,111	96,068	1,268,616	1,088,616	96,068	3,573,133

(1)	The severance amounts for a change-in-control include a lump sum amount equal to three times the sum of Mr. Finnerty’s base salary plus his target annual bonus and any earned unpaid bonuses, pro-rated as of the date of the change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued, any earned but unpaid bonuses for any prior year, and a pro-rata bonus under the incentive compensation program as stated in his employment agreement.

(3)	The severance amount for an involuntary termination without cause or voluntary termination for good reason not only includes those items noted in footnote 2 above, but also includes one-half of the amount that is two times the sum of his base salary and his target annual bonus, half of which shall be paid in a lump sum following six months after such termination. See footnote 5 which addresses how the other half of this amount is paid.

(4)	The amount represents the one additional year of base salary to be received under a termination due to death or disability. The amount under a termination due to disability is offset by any payments Mr. Finnerty receives under our long-term disability plan for this one year period. This amount will be paid in the same manner as if Mr. Finnerty had remained an active employee until the end of the period, but this payment will not commence until six months have elapsed from the date of termination due to disability.

(5)	The amount under a termination without cause or voluntary termination for good reason represents the other half of the amount that is two times the sum of his base salary and his target annual bonus, which will be paid during the two year period beginning as soon as administratively practicable following six months after the date of termination without cause and shall be paid in the same manner as if Mr. Finnerty had remained an active employee until the end of the period. See footnote 3 which addresses how the other half of this amount is paid.

(6)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2008 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2008 that accelerates in connection with the specified change-in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2008. For a change-in-control or a termination due to death or disability, Mr. Finnerty or Mr. Finnerty’s estate or beneficiaries, as applicable, will be fully vested in all stock options and restricted stock. For a termination due to a termination without cause or voluntary termination with good reason, Mr. Finnerty will continue to vest in all stock option awards or restricted stock awards over the two year period commencing on the date of such termination of employment. The amount included in this column under a termination without cause or voluntary termination with good reason represents the value of the equity that continues to vest for two years using Tesoro’s closing stock price as of December 31, 2008.

(7)	The retirement benefit represents the lump sum present value calculation of the retirement benefit that Mr. Finnerty would receive under a change-in-control using the same assumptions as of December 31, 2008 that are used for financial reporting purposes noted in the Pension Benefits section including the three additional years of service credit received upon a change-in-control. This retirement benefit also includes the additional payment to Mr. Finnerty to cover his portion of the Medicare taxes on the incremental benefit associated with his three years of additional service credit upon a change-in-control.

(8)	The death benefits in the ESP are equal to the larger of 400% of the executive’s December 1, 2008 base pay, prior to the date of death, payable over the eight years after the death of the executive, the accrued ESP benefit payable after the death of the executive for the life of the beneficiary, or the benefit determined as if the executive had remained an active employee through age 65 and paid a benefit at age 65. Assuming that Mr. Finnerty had died on December 31, 2008, his beneficiary’s monthly payments under the ESP, payable for the life of the beneficiary, would have been $52,531, offset by the estimated social security benefit when the executive would have turned age 62.

(9)	If the executive becomes disabled, the executive is entitled to the monthly retirement benefit that he is eligible to receive at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. The present value of the accumulated benefit under the ESP is included in the Pension Benefits Table.

(10)	The amount represents the estimated health and welfare benefits provided to the executive under an involuntary termination without cause under his employment agreement.

(11)	Upon a change-in-control, an executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. In his employment agreement, we have agreed to reimburse Mr. Finnerty for any excise tax as a result of the parachute payment and any additional federal income taxes (including any additional excise taxes) payable as a result of the reimbursement, assuming that he is subject to federal income taxes at the highest individual marginal tax rate. The amounts in the table are based on a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

Gregory A. Wright

	Termination Scenario ($)
						Involuntary w/out
						Cause or
Compensation	Change-in-				Involuntary	Voluntary
Components	Control	Retirement	Death	Disability	w/Cause	w/Good Reason

Severance(1)(2)(3)	3,439,800	49,437	49,437	49,437	49,437	1,196,037

Continued Salary(4)(5)	-	-	637,000	457,000	-	1,146,600

Value of Accelerated Equity(6)	313,894	-	313,894	313,894	-	262,531

Retirement Benefits(7)(8)(9)	881,361	-	-	-	-	-

Health Benefits(10)	-	-	-	-	-	36,294

Gross-up(11)	-	-	-	-	-	-

Total	4,635,055	49,437	1,000,331	820,331	49,437	2,641,462

(1)	The severance amounts for a change-in-control includes a lump sum amount equal to three times the sum of Mr. Wright’s base salary plus his target annual bonus and any earned unpaid bonuses, pro-rated as of the date of the change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued, any earned but unpaid for bonuses for any prior year, and a pro-rata bonus under the incentive compensation program as stated in his employment agreement.

(3)	The severance amount for an involuntary termination without cause or voluntary termination for good reason not only includes those items noted in footnote 2 above, but also includes one-half of the amount that is two times the sum of his base salary and his target annual bonus, half of which shall be paid in a lump sum following six months after such termination. See footnote 5 which addresses how the other half of this amount is paid, but this payment will not commence until six months have elapsed from the date of termination due to disability.

(4)	The amount represents the one additional year of base salary to be received under a termination due to death or disability. The amount under a termination due to disability is offset by any payments Mr. Wright receives under our long-term disability plan for this one year period. This amount will be paid in the same manner as if Mr. Wright had remained an active employee until the end of period.

(5)	The amount under a termination without cause or voluntary termination for good reason represents the other half of the amount that is two times the sum of his base salary and his target annual bonus, which will be paid during the two year period beginning as soon as administratively practicable following six months after the date of termination without cause and shall be paid in the same manner as if Mr. Wright had remained an active employee until the end of the period. See footnote 3 which addresses how the other half of this amount is paid.

(6)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2008 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2008 that accelerates in connection with the specified change-in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2008. For a change-in-control or a termination due to death or disability, Mr. Wright or Mr. Wright’s estate or beneficiaries, as applicable, will be fully vested in all stock options and restricted stock. For a termination due to a termination without cause or voluntary termination with good reason, Mr. Wright will continue to vest in all stock option awards or restricted stock awards over the two year period commencing on the date of such termination of employment. The amount included in this column under a termination without cause or voluntary termination with good reason represents the value of the equity that continues to vest for two years using Tesoro’s closing stock price as of December 31, 2008.

(7)	The retirement benefit represents the lump sum present value calculation of the retirement benefit that Mr. Wright would receive under a change-in-control using the same assumptions as of December 31, 2008 that are used for financial reporting purposes noted in the Pension Benefits section including the three additional years of service credit received upon a change-in-control. This retirement benefit also includes the additional payment to Mr. Wright to cover his portion of the Medicare taxes on the incremental benefit associated with his three years of additional service credit upon a change-in-control.

(8)	The death benefits in the ESP are equal to the larger of 400% of the executive’s December 1, 2008 base pay, prior to the date of death, payable over the eight years after the death of the executive, the accrued ESP benefit payable after the death of the executive for the life of the beneficiary, or the benefit determined as if the executive had remained an active employee through age 65 and paid a benefit at age 65. Assuming that Mr. Wright had died on December 31, 2008, his beneficiary’s monthly payment under the ESP, payable for the life of the beneficiary, would have been $59,143, offset by the estimated social security benefit when the executive would have turned age 62.

(9)	If the executive becomes disabled, the executive is entitled to the monthly retirement benefit that he is eligible to receive at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. The present value of the accumulated benefit under the ESP is included in the Pension Benefits Table.

(10)	The amount represents the estimated health and welfare benefits provided to the executive under an involuntary termination without cause under his employment agreement.

(11)	Upon a change-in-control, an executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. In his employment agreement, we have agreed to reimburse Mr. Wright for any excise tax as a result of the parachute payment and any additional federal income taxes (including any additional excise taxes) payable as a result of the reimbursement, assuming that he is subject to federal income taxes at the highest individual marginal tax rate. The amounts in the table are based on a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. Based on the amounts shown in the “Change-in-Control” column, Mr. Wright is not subject to a 280G excise tax gross-up.

Everett D. Lewis

	Termination Scenario ($)
						Involuntary w/out
						Cause or
Compensation	Change-in-				Involuntary	Voluntary
Components	Control	Retirement	Death	Disability	w/Cause	w/Good Reason

Severance(1)(2)(3)	3,990,000	145,385	145,385	145,385	145,385	1,475,385

Continued Salary(4)(5)	-	-	700,000	520,000	-	1,330,000

Value of Accelerated Equity(6)	289,319	-	289,319	289,319	-	237,956

Retirement Benefits(7)(8)(9)	843,370	-	-	-	-	-

Health Benefits(10)	-	-	-	-	-	41,694

Gross-up(11)	-	-	-	-	-	-

Total	5,122,689	145,385	1,134,704	954,704	145,385	3,085,035

(1)	The severance amounts for a change-in-control includes a lump sum amount equal to three times the sum of Mr. Lewis’s base salary plus his target annual bonus and any earned unpaid bonuses, pro-rated as of the date of the change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued, any earned but unpaid bonuses for any prior year, and a pro-rata bonus under the incentive compensation program as stated in his employment agreement.

(3)	The severance amount for an involuntary termination without cause or voluntary termination for good reason not only includes those items noted in footnote 2 above, but also includes one-half of the amount that is two times the sum of his base salary and his target annual bonus, half of which shall be paid in a lump sum following six months after such termination. See footnote 5 which addresses how the other half of this amount is paid, but this payment will not commence until six months have elapsed from the date of termination due to disability.

(4)	The amount represents the one additional year of base salary to be received under a termination due to death or disability. The amount under a termination due to disability is offset by any payments Mr. Lewis receives under our long-term disability plan for this one year period. This amount will be paid in the same manner as if Mr. Lewis had remained an active employee until the end of period.

(5)	The amount under a termination without cause or voluntary termination for good reason represents the other half of the amount that is two times the sum of his base salary and his target annual bonus, which will be paid during the two year period beginning as soon as administratively practicable following six months after the date of termination without cause and shall be paid in the same manner as if Mr. Lewis had remained an active employee until the end of the period. See footnote 3 which addresses how the other half of this amount is paid.

(6)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2008 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2008 that accelerates in connection with the specified change- in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2008. For a change-in-control or a termination due to death or disability, Mr. Lewis or Mr. Lewis’ estate or beneficiaries, as applicable, will be fully vested in all stock options and restricted stock. For a termination due to a termination without cause or voluntary termination with good reason, Mr. Lewis will continue to vest in all stock option awards or restricted stock awards over the two year period commencing on the date of such termination of employment. The amount included in this column under a termination without cause or voluntary termination with good reason represents the value of the equity that continues to vest for two years using Tesoro’s closing stock price as of December 31, 2008.

(7)	The retirement benefit represents the lump sum present value calculation of the retirement benefit that Mr. Lewis would receive under a change-in-control using the same assumptions as of December 31, 2008 that are used for financial reporting purposes noted in the Pension Benefits section including the three additional years of service credit received upon a change-in-control. This retirement benefit also includes the additional payment to Mr. Lewis to cover his portion of the Medicare taxes on the incremental benefit associated with his three years of additional service credit upon a change-in-control.

(8)	The death benefits in the ESP are equal to the larger of 400% of the executive’s December 1, 2008 base pay, prior to the date of death, payable over the eight years after the death of the executive, the accrued ESP benefit payable after the death of the executive for the life of the beneficiary, or the benefit determined as if the executive had remained an active employee through age 65 and paid a benefit at age 65. Assuming that Mr. Lewis had died on December 31, 2008, his beneficiary’s monthly payment under the ESP, payable for the life of the beneficiary, would have been $48,794, offset by the estimated social security benefit when the executive would have turned age 62.

(9)	If the executive becomes disabled, the executive is entitled to the monthly retirement benefit that he is eligible to receive at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. The present value of the accumulated benefit under the ESP is included in the Pension Benefits Table.

(10)	The amount represents the estimated health and welfare benefits provided to the executive under an involuntary termination without cause under his employment agreement.

(11)	Upon a change-in-control, an executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. In his employment agreement, we have agreed to reimburse Mr. Lewis for any excise tax as a result of the parachute payment and any additional federal income taxes (including any additional excise taxes) payable as a result of the reimbursement, assuming that he is subject to federal income taxes at the highest individual marginal tax rate. The amounts in the table are based on a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

Charles S. Parrish

	Termination Scenario ($)
						Involuntary
Compensation	Change-in-				Involuntary	w/out
Components	Control	Retirement	Death	Disability	w/Cause	Cause(8)

Severance(1)(2)	1,720,000	79,385	79,385	79,385	79,385	1,111,385

Continued Salary	-	-	-	-	-	-

Value of Accelerated Equity(3)	148,821	-	-	-	-	-

Retirement Benefits(4)(5)(6)	182,637	-	-	-	-	-

Health Benefits	-	-	-	-	-	-

Gross-up(7)	-	-	-	-	-	-

Total	2,051,458	79,385	79,385	79,385	79,385	1,111,385

(1)	The severance amounts for a change-in-control includes a lump sum amount equal to two and one-half times the sum of Mr. Parrish’s Base Salary plus his Target Annual Bonus and any earned unpaid bonuses, pro-rated as of the date of the change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued plus any earned but unpaid bonuses for any prior year under a retirement, death or disability termination under the annual incentive compensation program.

(3)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2008 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2008 that accelerates in connection with the specified change-in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2008. For a change-in-control, Mr. Parrish will be fully vested in all stock options and restricted stock.

(4)	The retirement benefit represents the lump sum present value calculation of the retirement benefit that Mr. Parrish would receive under a change-in-control using the same assumptions as of December 31, 2008 that is used for financial reporting purposes noted in the Pension Benefit section including the two and one-half additional years of service credit received upon a change-in-control.

(5)	The death benefits in the ESP are equal to the larger of 400% of the executive’s December 1, 2008 base pay, prior to the date of death, payable over the 8 years after the death of the executive, the accrued ESP benefit payable after the death of the executive for the life of the beneficiary, or the benefit determined as if the executive had remained an active employee through age 65 and paid a benefit at age 65. Assuming that Mr. Parrish died on December 31, 2008, his monthly payment under the ESP, payable for the life of the beneficiary would be $22,444, offset by the estimated social security benefit when the executive would have turned age 62.

(6)	If the executive becomes disabled, the executive is entitled to the monthly retirement benefit that he would have received at his retirement date, as if he had continued in active employment until his retirement date and continued at the same rate of earnings until that date. The present value of the accumulated benefit under the ESP is included in the Pension Benefit Table in the Pension Benefit section.

(7)	In his Management Stability Agreement, Mr. Parrish is not entitled contractually to receive a change-in-control related excise tax gross-up.

(8)	Mr. Parrish’s Management Stability Agreement does not include a voluntary termination with good reason clause, other than following a change-in-control.

EXPENSE OF SOLICITATION

We expect to solicit proxies primarily by mail, but our directors, officers and regular employees may also solicit by personal interview, telephone or similar means. All expenses in connection with the solicitation of proxies will be borne by us. Arrangements will be made by us for the forwarding, at our expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals. We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone or similar means. We will pay Innisfree its customary fees, estimated not to exceed $8,500, and will reimburse Innisfree for certain expenses.

OTHER MATTERS

As of the date of this Proxy Statement, our management has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

Upon the written request of any person whose proxy is solicited hereunder, Tesoro will furnish without charge to such person a copy of its annual report filed with the United States Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2008. Such written request is to be directed to:

Tesoro Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999
Attention: Investor Relations

By Order of the Board of Directors,

CHARLES S. PARRISH
Secretary

March 26, 2009

APPENDIX A

Abercrombie & Fitch
Accenture
AGL Resources
Air Products and Chemicals
Alcoa
Alexander & Baldwin
Allegheny Energy
Allete
Alliant Energy
Altria Group
Ameren
American Electric Power
Ameron
Anadarko Petroleum
Anheuser-Busch
Ann Taylor Stores
A.O. Smith
A&P
Arby’s Restaurant Group
Archer Daniels Midland
Armstrong World Industries
Ashland
A.T. Cross
Avis Budget Group
Avista
Avon
Ball
bebe stores
BELCO Holdings
Big Lots
Black Hills Power and Light Company
Blockbuster
Blyth
Bob Evans Farms
BP
Brady
Brink’s
Building Materials Holding
Bunge
Burger King
Burlington Northern Santa Fe
Cabot
Calgon Carbon
California Independent System Operator
Callaway Golf
Calpine
Cameron International
Campbell Soup
Carpenter Technology
Caterpillar
CB Richard Ellis Group
Celanese Americas
CenterPoint Energy
Centex
Century Aluminum
Cheniere Energy
Chesapeake
Chevron
Chevron Phillips Chemical
Chiquita Brands
Choice Hotels International
CHS
City Public Service
Cleco
Cleveland-Cliffs
Clorox
CMS Energy
COACH
Coca-Cola
Coca-Cola Enterprises
Coinstar
Colgate-Palmolive
Colorado Springs Utilities
Columbia Sportswear
ConAgra Foods
ConocoPhillips
Consolidated Edison
Constellation Energy
Convergys
Cooper Tire & Rubber
Corning
Corporate Executive Board

Appendix A-1

CSX
CVS Caremark
Cytec
Dana
Dean Foods
Delphi
Delta Air Lines
Deluxe
Devon Energy
Dominion Resources
Donaldson
Dow Chemical
DPL
Duke Energy
DuPont
Dynegy
Eastman Chemical
Eastman Kodak
Eaton
Ecolab
Edison International
Electric Power Research Institute
El Paso Corporation
EMCOR Group
Energen
Energy Northwest
Entergy
EPCO
Equifax
Exelon
Exterran
ExxonMobil
Ferrellgas
FirstEnergy
Fleetwood Enterprises
Flowers Foods
Fluor
Ford
Fortune Brands
FPL Group
Freeport-McMoRan Copper & Gold
Furniture Brands International
Gap
GATX
General Mills
General Motors
G&K Services
Goodyear Tire & Rubber
Greif
Hanesbrands
Harley-Davidson
Harman International Industries
Hasbro
Hayes Lemmerz
H.B. Fuller
Hercules
Herman Miller
Hershey
Hertz
Hess
H.J. Heinz
HNI
Hormel Foods
Host Hotels & Resorts
Hot Topic
Huntsman
IDACORP
IDEX
IKON Office Solutions
IMS Health
Integrys Energy Group
International Flavors & Fragrances
International Game Technology
International Paper
Interstate Bakeries
ION Geophysical
Iron Mountain
ITT – Corporate
Jack in the Box
Jacobs Engineering
Jarden
J.C. Penney Company
J. Crew
JEA
J.M. Smucker
Johnson Controls
KBR
Kellogg
Kennametal
Kimberly-Clark

Appendix A-2

Kimco Realty
Kohl’s
Kraft Foods
Kroger
Leggett and Platt
Limited
Longs Drug Stores
Lower Colorado River Authority
Lyondell Chemical
Magellan Midstream Partners
Manpower
Marathon Oil
Marriott International
Martin Marietta Materials
Masco
Mattel
McDermott
McDonald’s
MDU Resources
MeadWestvaco
MGE Energy
Mine Safety Appliances
Mirant Corporation
Molson Coors Brewing
Monaco Coach
Monsanto
Mosaic
Mueller Water Products
Murphy Oil
Nalco
Nash-Finch
National Renewable Energy Laboratory
Navistar International
New York Power Authority
Nicor
NIKE
Nordstrom
Norfolk Southern
Northeast Utilities
Northwest Airlines
NorthWestern Energy
NOVA Chemicals
NRG Energy
NSTAR
NW Natural
Oak Ridge National Laboratory
Occidental Petroleum
Office Depot
OGE Energy
Omaha Public Power
Omnova Solutions
Oshkosh Truck
Otter Tail
Owens Corning
Owens-Illinois
Pacific Gas & Electric
Parker Hannifin
Pepco Holdings
PepsiAmericas
PepsiCo
PetSmart
Phillips-Van Heusen
Pinnacle West Capital
PNM Resources
Polymer Group
PolyOne
Portland General Electric
PPG Industries
PPL
Praxair
Procter & Gamble
Progress Energy
Public Service Enterprise Group
Puget Energy
Pulte Homes
Ralcorp Holdings
Rayonier
Regal Entertainment
Reliant Energy
Revlon
Reynolds American
Rohm and Haas
RSC Equipment Rental
Ryder System
SAIC
Salt River Project
Sara Lee
SCANA
Schlumberger
Schweitzer-Mauduit

Appendix A-3

Scientific Games
Scotts Miracle-Gro
Sealed Air
Sempra Energy
Shell Oil
Sherwin-Williams
Sigma-Aldrich
Smurfit-Stone Container
Solutia
Sonoco Products
Southern Company Services
Southern Union Company
Spectra Energy
Staples
Starbucks
Starwood Hotels & Resorts
Steelcase
STP Nuclear Operating
Sunoco
SuperValu Stores
Targa Resources
Target
Taubman Centers
TeleTech Holdings
Temple-Inland
Tennessee Valley Authority
Terex
Terra Industries
Texas Petrochemicals
Textron
3M
Timken
Toro
Tupperware
UIL Holdings
Underwriters Laboratories
Unifi
Union Pacific
UniSource Energy
United Airlines
United Parcel Service
United Rentals
United States Steel
Unitil
USG
Valero Energy
Visteon
Voyager Learning Company
Vulcan Materials
Warnaco
Waste Management
Wendy’s International
Westar Energy
Weyerhaeuser
Whirlpool
Whole Foods Market
Williams Companies
Wisconsin Energy
Wm. Wrigley Jr.
Wyndham Worldwide
Xcel Energy
Yum! Brands
Zale

Appendix A-4

TESORO CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

01 John F. Bookout, III
02 Rodney F. Chase
03 Robert W. Goldman
04 Steven H. Grapstein
05 William J. Johnson
06 J.W. (Jim) Nokes
07 Donald H. Schmude
08 Bruce A. Smith
09 Michael E. Wiley

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except
☐	☐	☐

For	Against	Abstain
☐	☐	☐

______________________ Please Sign Here ______________________ Please Date Above

______________________ Please Sign Here ______________________ Please Date Above

TESORO CORPORATION

INTERNET

Go To
www.proxypush.com/tso
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

866-390-9971
- Use any touch-tone telephone.
- **Have your proxy card ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your proxy card.
- Detach your proxy card.
- Return your proxy card in the postage-paid envelope provided.

PROXY TABULATOR FOR

TESORO CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

TESORO CORPORATION THRIFT PLAN TESORO CORPORATION THRIFT PLAN and /or and /or TESORO CORPORATION RETAIL SAVINGS PLAN TESORO CORPORATION RETAIL SAVINGS PLAN ANNUAL MEETING OF STOCKHOLDERS Date: May 6, 2009 Annual Meeting of Stockholders Time: 4:00 P.M. (Central Time) to be held on Wednesday, May 6, 2009 Place: Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201 Please make your marks like this: Use dark black pencil or pen only for Holders as of March 12, 2009 The Board of Directors Recommends You Vote “FOR” the nominees . provided INTERNET TELEPHONE listed in Item 1 and “FOR” Item 2. 1: Election of 9 directors (all nominated as directors to serve for the terms Go To 866-390-9971 indicated in the Proxy Statement): www.proxypush.com/tso envelope 01 John F. Bookout, III 06 J.W. (Jim) Nokes sCast your vote online. OR sUse any touch-tone telephone. sView Meeting Documents. sHave your proxy card ready. 02 Rodney F. Chase 07 Donald H. Schmude 03 Robert W. Goldman 08 Bruce A. Smith sFollow the simple recorded instructions. 04 Steven H. Grapstein 09 Michael E. Wiley MAIL 05 William J. Johnson Vote For Withhold Vote *Vote For OR sMark, sign and date your proxy card. All Nominees From All Nominees All Except sDetach your proxy card. sReturn your proxy card in the postage-paid envelope provided. *INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right. 2: Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2009. and return just this portion in the For Against Abstain perforation All votes must be received by 4:59 P.M., Eastern Time, May 5, 2009. at the This proxy when properly executed and returned will be voted carefully PROXY TABULATOR FOR in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees in TESORO CORPORATION Item 1 and FOR Item 2. P.O. BOX 8016 separate CARY, NC 27512-9903 To attend the meeting and vote your shares Please in person, please mark this box. Authorized Signatures — This section must be completed for your Instructions to be executed. EVENT # Please Sign Here Please Date Above CLIENT # Please Sign Here Please Date Above OFFICE # Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Revocable Proxy — Tesoro Corporation Annual Meeting of Stockholders May 6, 2009, 4:00 p.m. (Central Time) This Proxy is Solicited on Behalf of the Board of directors The undersigned hereby appoints BRUCE A. SMITH and CHARLES S. PARRISH, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of Tesoro Corporation (the “Company”) held in the name of the undersigned at the close of business on March 12, 2009, at the Annual Meeting of Stockholders to be held at Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas, on Wednesday, May 6, 2009, at 4:00 P.M. Central time, and at any adjournment thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence. Said proxies are authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided), as indicated on the reverse side upon the proposals more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting. (TO BE SIgNEd ON REVERSE SIdE) Please separate carefully at the perforation and return just this portion in the envelope provided .

ANNUAL MEETING OF STOCKHOLDERS

01 John F. Bookout, III
02 Rodney F. Chase
03 Robert W. Goldman
04 Steven H. Grapstein
05 William J. Johnson
06 J.W. (Jim) Nokes
07 Donald H. Schmude
08 Bruce A. Smith
09 Michael E. Wiley

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except
☐	☐	☐

For	Against	Abstain
☐	☐	☐

________________ Please Sign Here ________________ Please Date Above

________________ Please Sign Here ________________ Please Date Above

INTERNET

Go To
www.proxypush.com/tso
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

866-390-9971
- Use any touch-tone telephone.
- **Have your proxy card ready.**
- Follow the simple recorded instructions.

MAIL

OR

- Mark, sign and date your proxy card.
- Detach your proxy card.
- Return your proxy card in the postage-paid envelope provided.

PROXY TABULATOR FOR

TESORO CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

TESORO CORPORATION TESORO CORPORATION ANNUAL MEETING OF STOCKHOLDERS Date: May 6, 2009 Annual Meeting of Stockholders Time: 4:00 P.M. (Central Time) Place: Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201 to be held on Wednesday, May 6, 2009 Please make your marks like this: Use dark black pencil or pen only for Holders as of March 12, 2009 The Board of Directors Recommends You Vote “FOR” the nominees listed in Item 1 and “FOR” Item 2. . provided INTERNET TELEPHONE 1: Election of 9 directors (all nominated as directors to serve for the term indicated in the Proxy Statement): Go To 866-390-9971 01 John F. Bookout, III 06 J.W. (Jim) Nokes www.proxypush.com/tso envelope 02 Rodney F. Chase 07 Donald H. Schmude sCast your vote online. OR sUse any touch-tone telephone. sView Meeting Documents. sHave your proxy card ready. 03 Robert W. Goldman 08 Bruce A. Smith 04 Steven H. Grapstein 09 Michael E. Wiley sFollow the simple recorded instructions. 05 William J. Johnson MAIL Vote For Withhold Vote *Vote For All Nominees From All Nominees All Except OR sMark, sign and date your proxy card. sDetach your proxy card. sReturn your proxy card in the *INSTRUCTIONS: To withhold authority to vote for postage-paid envelope provided. any nominee, mark the “Exception” box and write the number(s) in the space provided to the right. 2: Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2009. and return just this portion in the For Against Abstain perforation All votes must be received by 4:59 P.M., Eastern Time, May 5, 2009. at the This proxy when properly executed and returned will be voted carefully PROXY TABULATOR FOR in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees in TESORO CORPORATION Item 1 and FOR Item 2. P.O. BOX 8016 separate CARY, NC 27512-9903 To attend the meeting and vote your shares Please in person, please mark this box. Authorized Signatures — This section must be completed for your Instructions to be executed. EVENT # Please Sign Here Please Date Above CLIENT # Please Sign Here Please Date Above OFFICE # Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Revocable Proxy — Tesoro Corporation Thrift Plan and/or Tesoro Corporation Retail Savings Plan Annual Meeting of Stockholders May 6, 2009, 4:00 p.m. (Central Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned participant in the TESORO CORPORATION THRIFT PLAN and/or TESORO CORPORATION RETAIL SAVINGS PLAN (the “Plan(s)”) hereby acknowledges receipt of the Notice of 2009 Annual Stockholders Meeting to be held at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201, on Wednesday, May 6, 2009, at 4:00 P.M. Central time, and directs Fidelity Management Trust Company, Trustee, to vote (or cause to be voted) all shares of Common Stock of Tesoro Corporation (the “Company”) allocated to the undersigned’s account under the Plan(s) and held in the Trustee’s name at the close of business on March 12, 2009, at said meeting and at any adjournment thereof. Said Trustee is authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided), as indicated on the reverse side upon the proposals more fully set forth in the Proxy Statement, and in its discretion upon such other matters as may properly come before the meeting. (TO BE SIGNED ON THE REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided .